Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
by
WILSHIRE ENTERPRISES, INC.
of
up to 4,000,000 Shares of its Common Stock
(including the Associated Preferred Share Purchase Rights)
at a Purchase Price of $2.00 Per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 4, 2009, UNLESS THE OFFER IS EXTENDED.

Wilshire Enterprises, Inc., a Delaware corporation (the “Company,” “we” or “us”), invites our stockholders to tender up to 4,000,000 shares of our common stock, $1.00 par value per share, including the associated preferred share purchase rights issued under the Qualified Offer Plan Rights Agreement, dated as of December 4, 2008, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the “Common Stock”), for purchase by us at a price of $2.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

Upon the terms and subject to the conditions of the Offer, we will pay $2.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest for shares of our Common Stock properly tendered and not properly withdrawn from the Offer. All shares acquired in the Offer will be acquired at the same purchase price. However, because of the “odd lot” priority, proration and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered in the Offer if more than the number of shares we seek are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Offer. We reserve the right, in our sole discretion, to purchase more than 4,000,000 shares in the Offer, and to increase the purchase price, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (“SEC”), we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 161,008 shares as of August 7, 2009) without amending or extending the Offer. See “The Offer – 1. Number of Shares; Proration”.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO TAKE UP AND PAY FOR ANY SHARES TENDERED UNDER THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE “THE OFFER – 6. CONDITIONS OF THE OFFER”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery should be directed to the Information Agent.

(cover continued on next page)

The Information Agent for the Offer is:

InvestorCom, Inc.

August 10, 2009

(continued from previous page)

Our Common Stock is traded on the NYSE Amex under the symbol “WOC.” On August 7, 2009, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of our shares of Common Stock was $1.63 per share. Stockholders are urged to obtain current market quotations for the shares of Common Stock before deciding whether to tender their shares in the Offer. See “The Offer – 7. Price Range of Shares; Dividends”.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, INVESTORCOM, INC., THE INFORMATION AGENT FOR THE OFFER (THE “INFORMATION AGENT”), OR CONTINENTAL STOCK TRANSFER & TRUST COMPANY, THE DEPOSITARY FOR THE OFFER (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN INVESTMENT AND TAX ADVISORS, AND CAREFULLY READ AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL.

Our directors and executive officers have indicated that they will not tender shares beneficially owned by them into the Offer. See “Special Factors – 7. Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements Concerning Shares”.

THIS DOCUMENT DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE TO, AND TENDERS OF SHARES WILL NOT BE ACCEPTED FROM OR ON BEHALF OF, STOCKHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION.

IMPORTANT

If you want to tender all or part of your shares, you must do one of the following before the Offer expires at 12:00 midnight, New York City time, on Friday, September 4, 2009 (unless the Offer is extended):

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

•
If you hold certificates registered in your own name, complete and sign the Letter of Transmittal according to its Instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the Depositary for the Offer;

•
If you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your shares according to the procedure for book-entry transfer described in “The Offer – 2. Procedures for Tendering Shares”; or

•
If you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise. Holders of vested options should consult with their tax advisors regarding the tax consequences of the exercise of options followed by a disposition of shares pursuant to this Offer to Purchase, including consequences of potential income recognition upon the exercise of the option.

If you want to tender your shares but (a) the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (b) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (c) your other required documents cannot be delivered to the Depositary by the expiration of the Offer, you can still tender your shares if you comply with the guaranteed delivery procedures described in “The Offer – 2. Procedures for Tendering Shares”.

You may contact the Information Agent or your broker, bank or other nominee for assistance. Contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY.

TABLE OF CONTENTS

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion.

Who is offering to purchase my shares?

Wilshire Enterprises, Inc. is offering to purchase up to 4,000,000 shares of our outstanding Common Stock. See “The Offer – 1. Number of Shares; Proration”.

What is the purpose of the Offer?

We are making this Offer as a result of a settlement agreement we entered into with Bulldog Investors, Full Value Partners, L.P. and certain of their affiliates (the “Full Value Group”) on April 3, 2009, which resolved a proxy contest initiated by the Full Value Group to elect a slate of directors at our Annual Meeting of Stockholders held on April 20, 2009.  Pursuant to the settlement agreement, we agreed, among other things, to commence a tender offer for at least 4,000,000 shares of our outstanding Common Stock at a price of $2.00 per share.  On April 2, 2009, the last full trading day prior to the announcement of the settlement agreement, the last reported sale price of our shares of Common Stock was $1.30 per share.

In the settlement agreement, the Full Value Group agreed to (1) terminate its proxy solicitation and withdraw its nominees for election to the Board of Directors and its proposal that we pursue a liquidity event, and (2) vote in favor of the Board’s director nominees and in the manner recommended by the Board on each other matter that was voted on at our Annual Meeting held on April 20, 2009. The Full Value Group also agreed to comply with certain standstill restrictions with respect to ownership of our Common Stock and certain other matters. All parties to the settlement agreement signed mutual releases with respect to any claims that they may have had against each other. The Full Value Group has agreed to tender all of the shares of Common Stock that it beneficially owns in the Offer. According to its Schedule 13D filed on April 7, 2009, the Full Value Group beneficially owns 1,471,893 shares of Common Stock, representing 18.28% of the Company’s outstanding shares as of August 7, 2009. The preceding summary of our agreement with the Full Value Group is qualified in its entirety by the terms of the actual agreement, which is filed as an exhibit to our Issuer Tender Offer Statement on Schedule TO and which is incorporated herein by reference. See “Special Factors – 1. Purposes of the Offer”, “Special Factors – 2. Background of the Offer”, “Special Factors – 6. Effects of the Offer” and “Special Factors – 7. Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements Concerning Shares”.

How many shares will we purchase in the Offer?

We will purchase up to 4,000,000 shares in the Offer (representing approximately 49.7% of our total outstanding Common Stock as of August 7, 2009) or such lesser number of shares as are properly tendered. If more than 4,000,000 shares are tendered, we will purchase all shares tendered on a pro rata basis, except for “odd lots” (lots held by beneficial or record owners of less than 100 shares), which we will purchase on a priority basis. We expressly reserve the right to purchase additional shares in the Offer, subject to applicable law. See “The Offer – 1. Number of Shares; Proration”. The Offer is not conditioned on any minimum number of shares being tendered but is subject to other conditions. See “The Offer – 6. Conditions of the Offer”.

In accordance with the rules of the SEC, we may purchase an additional amount of shares not to exceed 2% of the total outstanding shares (approximately 161,008 shares as of August 7, 2009) without amending or extending the Offer.

What will the purchase price for the shares be and what will be the form of payment?

We are offering to purchase shares of Common Stock in the Offer at a fixed purchase price of $2.00 per share in cash. If we purchase your shares in the Offer, we will pay you the purchase price in cash, less any applicable withholding taxes and without interest, promptly after the expiration of the Offer. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. See the Introduction and “The Offer – 1. Number of Shares; Proration”.

How will we pay for the shares?

Assuming we purchase 4,000,000 shares in the Offer at the specified purchase price of $2.00 per share, $8.0 million will be required to purchase such shares. We expect that the maximum aggregate cost of this purchase, including all fees and expenses applicable to the Offer, will be approximately $500,000. We will use cash on hand to purchase shares in the Offer and to pay all related fees and expenses. See “The Offer – 8. Source and Amount of Funds”.

What are the “associated preferred share purchase rights”?

Each time we issue a share of our common stock, we issue to the holder of the share one preferred share purchase right pursuant to the Qualified Offer Plan Rights Agreement, dated as of December 4, 2008, between the Company and Continental Stock Transfer & Trust Company, as Rights Agent. These associated preferred share purchase rights are not represented by separate certificates. Instead, they are evidenced by certificates of shares (or by book-entry shares) of our common stock, and they automatically trade with the associated common stock of the Company. Unless the context otherwise requires, all references to shares of our Common Stock refer to the Company’s common stock, $1.00 par value per share, and include the associated preferred share purchase rights. See “Special Factors – 7. Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements Concerning Shares”.

How long do I have to tender my shares?

You may tender your shares until the Offer expires. The Offer will expire at 12:00 midnight, New York City time, on Friday, September 4, 2009 unless we extend the Offer. See “The Offer – 1. Number of Shares; Proration”. We may choose to extend the Offer at any time and for any reason. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See “The Offer – 1. Number of Shares; Proration” and “The Offer – 11. Extension of the Offer; Termination; Amendment”. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your shares to find out its deadline.

Can the Offer be extended, amended or terminated and if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any shares that have been tendered. See “The Offer – 11. Extension of the Offer; Termination; Amendment”. We can terminate the Offer under certain circumstances. See “The Offer – 6. Conditions of the Offer”.

How will I be notified if you extend the Offer or amend the terms of the Offer?

If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first Business Day after the previously scheduled Expiration Date of the Offer. For the purposes of the Offer, a “Business Day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time, and the term “Expiration Date” means 12:00 midnight, New York City time, on Friday, September 4, 2009, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire.

We will announce any amendment to the Offer by making a public announcement of the amendment. See “The Offer – 11. Extension of the Offer; Termination; Amendment”.

Are there any conditions to the Offer?

Yes. Our obligation to accept for payment and pay for your tendered shares depends upon a number of conditions that must be satisfied or waived on or prior to the expiration of the Offer, including:

•
No judgment, order or injunction shall have been entered, enforced or deemed applicable by any court, authority, agency or tribunal, which makes illegal, or directly or indirectly restrains, prohibits or otherwise affects the making of the tender offer or the acquisition of shares under the tender offer.

•
No general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter markets in the United States or declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory shall have occurred.

•
No legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), shall have been passed by either the United States House of Representatives or the Senate or be pending before the United States House of Representatives or the Senate or any committee thereof, the effect of which would be to change the United States federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates.

For a more detailed discussion of the conditions to the Offer, please see “The Offer – 6. Conditions of the Offer” of this Offer to Purchase.

How do I tender my shares?

If you want to tender all or part of your shares, you must do one of the following before 12:00 midnight, New York City time, on Friday, September 4, 2009 or any later time and date to which the Offer may be extended:

•	If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your shares for you;

•
If you hold certificates registered in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase;

•
If you are an institution participating in the Book-Entry Transfer Facility, tender your shares according to the procedure for book-entry transfer described in “The Offer – 2. Procedures for Tendering Shares”; or

•	If you are a holder of vested options, you may exercise your vested options and tender any shares issued upon such exercise.

If you want to tender your shares, but:

•	the certificates for your shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Offer;

you can still tender your shares if you comply with the guaranteed delivery procedure described in “The Offer – 2. Procedures for Tendering Shares”.

You may contact the Information Agent or your broker, bank or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See “The Offer – 2. Procedures for Tendering Shares” and the Instructions to the Letter of Transmittal.

Once I have tendered shares in the Offer, may I withdraw my tendered shares?

Yes. You may withdraw any shares you have tendered at any time before 12:00 midnight, New York City time, on Friday, September 4, 2009, unless we extend the Offer, in which case you may withdraw your shares until the expiration of the Offer, as extended. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares at any time after 12:00 midnight, New York City time, on Monday, October 5, 2009. See “The Offer – 3. Withdrawal Rights”.

How do I withdraw shares I previously tendered?

To properly withdraw shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of its addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of the shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in “The Offer – 2. Procedures for Tendering Shares”.

In what order will you purchase the tendered shares?

We will purchase shares:

•	first, from all holders of “odd lots” of less than 100 shares who properly tender all of their shares and do not properly withdraw them before the Expiration Date;

•
second, after purchasing the shares from the “odd lot holders,” from all other stockholders who properly tender shares, on a pro rata basis, subject to the conditional tender provisions described in “The Offer – 5. Conditional Tender of Shares”; and

•
third, only if necessary to permit us to purchase 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), from holders who have tendered shares subject to the condition that a specified minimum number of the holder’s shares be purchased if any of the holder’s shares are purchased in the Offer as described in “The Offer – 5. Conditional Tender of Shares” (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

Therefore, we may not purchase all of the shares that you tender even if the shares are properly tendered and not withdrawn. See “The Offer – 1. Number of Shares; Proration”.

When and how will you pay me for the shares I tender?

We will pay $2.00 per share, net to the seller in cash, less applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary, promptly after the Expiration Date of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment. See “The Offer – 1. Number of Shares; Proration” and “The Offer – 4. Purchase of Shares and Payment of Purchase Price”.

If I am a holder of vested stock options, how do I participate in the Offer?

If you are a holder of vested options, you may exercise your vested options and tender any shares issued upon such exercise.

If I object to the purchase price being offered, will I have appraisal or dissenters' rights?

Neither appraisal nor dissenters' rights are available in connection with the Offer. See “Special Factors – 3. Fairness of the Offer”.

What is the recent market price of my shares?

On August 7, 2009, the last full trading day before the announcement and commencement of the Offer, the last reported sale price of our Common Stock on the NYSE Amex was $1.63 per share. On April 2, 2009, the last full trading day prior to the announcement of the settlement agreement with the Full Value Group, the last reported sale price of our Common Stock on the NYSE Amex was $1.30 per share. You are urged to obtain current market quotations for the shares before deciding whether or not to tender your shares. See “The Offer – 7. Price Range of Shares; Dividends”.

Did the Board of Directors receive any fairness opinions or similar reports regarding the fairness of the Offer?

Yes. TM Capital Corp. (“TM Capital”), our financial advisor, delivered an opinion to the Board of Directors that the consideration to be received by stockholders who sell their shares of the Company’s Common Stock pursuant to the Offer is fair, from a financial point of view, to such stockholders. For a description of the information presented by TM Capital, see “Special Factors – 4. Fairness Opinion of the Financial Advisor”.

What does the Board of Directors think of the Offer?

Our Board of Directors has approved the Offer and has determined that the Offer is substantively and procedurally fair to our stockholders (other than stockholders who are affiliates of the Company). However, neither we nor any member of our Board of Directors or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should carefully read the information in this Offer to Purchase and in the related Letter of Transmittal. You should discuss whether to tender your shares with your broker or other financial or tax advisors.

The Board of Directors considered a number of factors in reaching its determinations, including:

•
the opinion delivered to the Board of Directors by TM Capital, the Board of Director’s financial advisor, that the consideration to be received by stockholders who sell their shares of the Company’s Common Stock pursuant to the Offer is fair, from a financial point of view, to such stockholders;

•	stockholders are not compelled to tender;

•	stockholders are provided with full disclosure of the terms and conditions of the Offer;

•	stockholders are afforded sufficient time to consider the Offer;

•	the amount per share each tendering stockholder may receive exceeds the current and recent historical market prices of the shares;

•	the Company’s financial condition and results of operations for the year ended December 31, 2008, and the first six months ending June 30, 2009; and

•	the Offer provides liquidity and price support for stock trades that, due to the limited trading volume of our Common Stock, would not have existed otherwise.

See “Special Factors – 3. Fairness of the Offer” and “Special Factors – 4. Fairness Opinion of the Financial Advisor”.

Do any directors, executive officers or affiliates of the Company intend to participate in the Offer?

As of August 7, 2009, our directors and executive officers as a group (8 persons) beneficially owned 900,925 shares (which number includes 92,500 shares subject to options that are exercisable within 60 days after the date of this Offer to Purchase) or approximately 11.2% of the total outstanding shares of our Common Stock plus the shares issuable upon the exercise of stock options held by our directors and executive officers that are exercisable within 60 days after the date of this Offer to Purchase. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, our directors and executive officers have indicated that they will not tender shares beneficially owned by them into the Offer.

Assuming that we purchase all 4,000,000 shares, our directors and executive officers as a group, would beneficially own 21.7% of our outstanding shares following the Offer.

In addition, pursuant to a settlement agreement we entered into with the Full Value Group on April 3, 2009, the Full Value Group has agreed to tender all of the shares of Common Stock that it beneficially owns in such tender offer. According to its Schedule 13D filed on April 7, 2009, the Full Value Group beneficially owns 1,471,893 shares of Common Stock, representing 18.28% of the Company’s outstanding shares as of August 7, 2009.

See “Special Factors – 7. Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements Concerning Shares”.

Following the Offer, will you continue as a public company?

Following completion of the Offer, we do not currently intend to delist our shares from the NYSE Amex, or to terminate the registration of the shares under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or to cause the Company to become a private company. However, depending on factors which we cannot predict, such as the number of shares that will be tendered in the Offer which will affect our stockholders equity, we believe that, after the Offer, our stockholders’ equity may fall below the minimum required for continued listing on the NYSE Amex and the NYSE Amex could begin the process of delisting our shares. If we are delisted from the NYSE Amex and we do not qualify for listing on another exchange or inter-dealer quotation system, we will attempt to be traded on the OTC Bulletin Board or the pink sheets. The OTC Bulletin Board and the pink sheets are generally considered less efficient markets than the NYSE Amex. It is likely that there will only be limited trading volume in our Common Stock following completion of the Offer. You may find it difficult to dispose of your shares of Common Stock and you may not be able to sell some or all of your shares of Common Stock when and at such times as you desire.

Currently, we have no plans or intention to be delisted from the NYSE Amex, to be traded on the OTC Bulletin Board or the pink sheets or to deregister our shares. Although we do not intend the Offer to cause our Common Stock to cease to be listed on the NYSE Amex, it is difficult to predict at this time whether this Offer will have that effect. Therefore, for purposes of disclosure, we have considered this Offer to be a “Going Private” transaction under SEC rules and regulations because there is a reasonable likelihood that we may be delisted from the NYSE Amex for failing to meet the continued listing requirements of the NYSE Amex as a result of having stockholders’ equity of less than $6 million following completion of the Offer. See “Special Factors – 6. Effects of the Offer”.

What are the expected benefits and potential disadvantages of this Offer for stockholders?

If the tender offer occurs, there will be certain advantages to stockholders, including the following:

•
TM Capital, the Board of Director’s financial advisor, has delivered an opinion to the Board of Directors that the consideration to be received by stockholders who sell their shares of the Company’s Common Stock pursuant to the Offer is fair, from a financial point of view, to such stockholders.

•
The Offer provides participating stockholders with the benefit of being able to obtain liquidity for their shares on potentially more favorable terms than would otherwise be available due to the relatively illiquid trading market for our shares.

•	The amount per share each tendering stockholder may receive exceeds the current and recent historical market prices of the shares.

•	The Offer is a voluntary transaction in which our stockholders may or may not participate.

•	Our stockholders would be able to participate in the Offer by selling their shares or have the opportunity to participate in any future growth following consummation of the Offer.

•
The Company will continue to be subject to the periodic reporting requirements of the Exchange Act following the Offer and stockholders who do not tender their shares in the Offer will have continued access to such reports.

•	Our financial condition and results of operations for the year ended December 31, 2008, and the first six months ending June 30, 2009.

If the tender offer occurs, there will be certain disadvantages to stockholders, including the following:

•
Our outstanding shares following the completion of the Offer may have less liquidity than our shares currently have because of the reduced number of shares outstanding and the possibility of our Common Stock being delisted from the NYSE Amex. If we are delisted from the NYSE Amex and we do not qualify for listing on another exchange or inter-dealer quotation system, we will attempt to be traded on the OTC Bulletin Board or the pink sheets. The OTC Bulletin Board and the pink sheets are generally considered less efficient markets than the NYSE Amex. It is likely that there will only be limited trading volume in our Common Stock following completion of the Offer. You may find it difficult to dispose of your shares of Common Stock and you may not be able to sell some or all of your shares of Common Stock when and at such times as you desire.

•
The tender of shares generally will be a taxable transaction to tendering stockholders for United States federal income tax purposes.  Please refer to “Special Factors – 8. Certain United States Federal Income Tax Consequences of the Offer” for a discussion of certain United States federal income tax effects of the Offer on you, and “The Offer – 2. Procedures for Tendering Shares” for a discussion of certain withholding tax consequences of the Offer.

•
Stockholders who tender all their shares will not participate in any future value or profits generated by the Company. We believe these benefits will include the potential for increases in the value of our shares if our strategic plans are successful.

•
We estimate that the cost of payment to cashed out stockholders, professional fees and other expenses will total approximately $8.5 million. As a result, immediately after the Offer, our cash balances on hand will be reduced by the costs incurred in the Offer.

•	The Board of Directors did not form a special committee to approve the Offer.

•	Under applicable law, no appraisal or dissenters’ rights are available to our stockholders who do not tender their shares.

See “Special Factors – 3. Fairness of the Offer” and “Special Factors – 5. Our Plans After the Offer”.

Will I have to pay brokerage commissions if I tender my shares?

If you are a registered stockholder and you tender your shares directly to the Depositary, you will not incur any brokerage commissions. If you hold shares through a broker, bank or other nominee, we urge you to consult your broker, bank or other nominee to determine whether any transaction costs are applicable. See the Introduction, “The Offer – 2. Procedures for Tendering Shares” and “The Offer – 12. Fees and Expenses”.

Will I have to pay stock transfer tax if I tender my shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See “The Offer – 4. Purchase of Shares and Payment of Purchase Price”.

What are the United States federal income tax consequences if I tender my shares?

Generally, your receipt of cash from us in exchange for Common Stock will be a taxable transaction for United States federal income tax purposes. The cash you receive for your tendered shares of our Common Stock will generally be treated for United States federal income tax purposes either as consideration received in respect of a sale or exchange of the Common Stock purchased by us or as a distribution from us in respect of our Common Stock. See “Special Factors – 8. Certain United States Federal Income Tax Consequences of the Offer” for a more detailed discussion of the tax treatment of the Offer. Non-United States Holders (as defined in “Special Factors – 8. Certain United States Federal Income Tax Consequences of the Offer”) are urged to consult their own tax advisors regarding the particular tax consequences to them of the Offer, including the application of United States federal income tax withholding, eligibility for a withholding tax reduction or exemption, and the potential refund of any amount withheld.

Who is the contact for questions about the Offer?

The Information Agent can help answer your questions. The Information Agent is InvestorCom, Inc. and its contact information is set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

Certain of the statements contained in this Offer to Purchase are forward looking. In addition, from time to time, we may publish forward-looking statements relating to such matters as future economic performance, plans and objectives of management for future operations and projections of revenues and other financial items that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. The words “expect,” “estimate,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. These statements involve risks, uncertainties and assumptions, including industry and economic conditions, competition and other factors discussed in this Offer to Purchase and our other filings with the SEC. If one or more of these risks or uncertainties materialize or underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. Particular risks and uncertainties that may affect our business, other than those described elsewhere herein, include the risk factors described below. When considering the forward-looking statements in this Offer to Purchase, you should keep in mind the risk factors and other cautionary statements set forth in this Offer to Purchase.

In addition to the other information set forth in this Offer to Purchase, you should carefully consider the following factors which could materially affect our business, financial condition, cash flows or future results. Any one of these factors could cause our actual results to vary materially from recent results or from anticipated future results. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. The following factors are among those, but are not only those, that may cause actual results to differ materially from the forward-looking statements:

•
changes in general economic and business conditions, particularly in geographies where our business may be concentrated, including the volatility and disruption of the capital and credit markets, interest rate increases, the cost and availability of capital for investment in real estate, tenants’ willingness to make long-term contractual commitments and other factors impacting the value of real estate assets;

•	increases in unemployment and general slowdowns in commercial activity;

•	our ability to refinance existing indebtedness or incur additional indebtedness;

•	our ability to generate a sufficient amount of cash to satisfy working capital requirements and to service our existing and future indebtedness;

•	the impairment or weakened financial condition of certain of our tenants;

•	our ability to retain our senior management and attract and retain qualified and experienced employees;

•	our ability to attract and retain major tenants and renew related contracts;

•	trends in pricing for real estate services;

•	our ability to compete in specific geographic markets or business segments that are material to us;

•	unanticipated capital improvements or unexpected increases in the cost of capital improvements;

•	future acquisitions may not be available at favorable prices or upon advantageous terms and conditions;

•	our exposure to liabilities, including potential environmental liabilities, in connection with our real estate property and property management activities;

•	adverse changes in the securities markets;

•	any change in governmental regulations and interpretations affecting our business;

•	any loss of services by our outside property management company;

•	the failure of properties managed by us to perform as anticipated;

•	the failure of properties held for sale to realize the sales price anticipated by us; and

•	the other factors described in our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2008, included under the heading “Risk Factors.”

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. Additional information concerning these and other risks and uncertainties is contained in our other periodic filings with the SEC.

INTRODUCTION

To the holders of our Common Stock:

We invite our stockholders to tender up to 4,000,000 shares of our Common Stock for purchase by us at a price of $2.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal which together, as they may be amended or supplemented from time to time, constitute the “Offer.”

Upon the terms and subject to the conditions of the Offer, we will pay $2.00 per share, net to the seller in cash, less any applicable withholding taxes and without interest, for shares properly tendered and not properly withdrawn in the Offer. We will acquire all shares in the Offer at the same purchase price, on the terms and subject to the conditions of the Offer, including proration provisions.

We will only purchase shares properly tendered and not properly withdrawn. However, because of the “odd lot” priority, proration (because more than the number of shares we seek are properly tendered) and conditional tender provisions described in this Offer to Purchase, we may not purchase all of the shares tendered in the Offer. Shares not purchased in the Offer will be returned to the tendering stockholders at our expense promptly after the expiration of the Offer. See “The Offer – 1. Number of Shares; Proration”.

We expressly reserve the right, in our sole discretion, to purchase more than 4,000,000 shares in the Offer, and/or to amend the purchase price, subject to applicable law. See “The Offer – 1. Number of Shares; Proration”.

If you are a holder of vested options, you may exercise your vested options and tender any of the shares issued upon exercise.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE “THE OFFER – 6. CONDITIONS OF THE OFFER”.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, WE DO NOT, NOR DOES ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY, MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CAREFULLY READ THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER WITH YOUR FINANCIAL AND TAX ADVISORS.

Our directors and executive officers have indicated that they will not tender shares beneficially owned by them into the Offer. See “Special Factors – 7. Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements Concerning Shares”.

We will pay all fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary. See “The Offer – 12. Fees and Expenses”.

As of August 7, 2009, we had 10,013,544 issued shares of Common Stock, including 8,050,414 outstanding shares and 1,963,130 treasury shares. The 4,000,000 shares that we are offering to purchase pursuant to the Offer represent approximately 49.7% of our shares of Common Stock outstanding on August 7, 2009. Our shares are traded on the NYSE Amex under the symbol “WOC.” On August 7, 2009, the last full trading day prior to the announcement and commencement of the Offer, the last reported sale price of our shares on the NYSE Amex was $1.63 per share. On April 2, 2009, the last full trading day prior to the announcement of the settlement agreement with the Full Value Group, the last reported sale price of our shares on the NYSE Amex was $1.30 per share. Stockholders are urged to obtain current market quotations for the shares before deciding whether to tender their shares. See “The Offer – 7. Price Range of Shares; Dividends”.

Our principal executive offices are located at 1 Gateway Center, Newark, New Jersey 07102 and our phone number is (201) 420-2796.

SPECIAL FACTORS

1.	Purposes of the Offer

We are making this Offer as a result of a settlement agreement we entered into with Bulldog Investors, Full Value Partners, L.P. and certain of their affiliates (the “Full Value Group”) on April 3, 2009, which resolved a proxy contest initiated by the Full Value Group to elect a slate of directors at our Annual Meeting of Stockholders held on April 20, 2009.  Pursuant to the settlement agreement, we agreed, among other things, to commence a tender offer for at least 4,000,000 shares of our outstanding Common Stock at a price of $2.00 per share.  On April 2, 2009, the last full trading day prior to the announcement of the settlement agreement, the last reported sale price of our shares of Common Stock was $1.30 per share.

In the settlement agreement, the Full Value Group agreed to (1) terminate its proxy solicitation and withdraw its nominees for election to the Board of Directors and its proposal that we pursue a liquidity event, and (2) vote in favor of the Board’s director nominees and in the manner recommended by the Board on each other matter that was voted on at our Annual Meeting held on April 20, 2009. The Full Value Group also agreed to comply with certain standstill restrictions with respect to ownership of our Common Stock and certain other matters. All parties to the settlement agreement signed mutual releases with respect to any claims that they may have had against each other. The Full Value Group has agreed to tender all of the shares of Common Stock that it beneficially owns in the Offer. According to its Schedule 13D filed on April 7, 2009, the Full Value Group beneficially owns 1,471,893 shares of Common Stock, representing 18.28% of the Company’s outstanding shares as of August 7, 2009. The preceding summary of our agreement with the Full Value Group is qualified in its entirety by the terms of the actual agreement, which is filed as an exhibit to our Issuer Tender Offer Statement on Schedule TO and which is incorporated herein by reference.

2.	Background of the Offer

On November 7, 2005, the Company announced that its Board of Directors would engage a financial advisor to conduct a strategic review regarding alternatives to maximize stockholder value. On January 27, 2006, the Company announced that Friedman, Billings, Ramsey & Co., Inc. (“FBR”) had been retained to explore strategic alternatives, including the possible sale or merger of the Company. During this time period, Wilshire also began to undertake activities designed to increase the value of its real estate portfolio, including implementing improvements to its existing properties, completing the opportunistic divestiture of select real estate assets and the potential opportunistic acquisition of targeted additional properties.

On April 7, 2008, the Full Value Group sent written notice to the Company of its intention to nominate Andrew Dakos and Gerald Hellerman for election to the Company’s Board at the next Annual Meeting of stockholders and to solicit proxies for these nominees.

On June 16, 2008, the Company announced that it entered into a definitive merger agreement with NWJ Companies, Inc. (“NWJ”) providing for a purchase price of $3.88 per share in cash for each of the approximately 7.9 million shares of Company Common Stock outstanding.

On September 17, 2008, the Company held a Special Meeting of Stockholders at which the Company’s stockholders approved the merger with NWJ.  The Company did not hold an Annual Meeting of Stockholders in 2008 due to the pending merger with NWJ.

On December 4, 2008, the Company announced that it had terminated the Merger Agreement pursuant to its terms. The Company was informed by NWJ that in the current economic and lending environment, it was not able to secure the financing of the Company’s residential properties required to close the merger with the Company.

On December 9, 2008, the Full Value Group sent a letter to the Company’s Chairman of the Board requesting that the Company hold an Annual Meeting at which the Class I and Class II directors would be elected by the stockholders.

On December 18, 2008, at the Company’s invitation, Sherry Wilzig Izak, the Company’s Chairman and Chief Executive Officer, and Kevin Swill, the Company’s President and Chief Operating Officer, met with Phillip Goldstein and Andrew Dakos, two representatives from the Full Value Group. Ms. Wilzig Izak had suggested the meeting to the Full Value Group in order for them to meet Mr. Swill and to learn about his professional background and potential strategies for the Company. Mr. Goldstein said that the Company should pursue a liquidity event. The parties discussed potential strategies and their respective views about them.

On December 18, 2008, the Full Value Group sent written notice to the Company of its intention to (i) propose at the next Annual Meeting that the Company’s bylaws be amended to increase the number of directors to nine, (ii) propose that the stockholders recommend to the Board that it “pursue a liquidity event rather than a growth strategy” and (iii) nominate Andrew Dakos and Gerald Hellerman for election as Class I directors and Phillip Goldstein, Rajeev Das and Steven Samuels for unspecified Board seats.

On December 19, 2008, a representative of the Company contacted Mr. Dakos to respond to the Full Value Group’s suggestion that the Company should pursue a liquidity event and to discuss whether the Full Value Group would consider selling its position at a premium if a third party could be located who would be interested in a transaction. Mr. Dakos said that the Full Value Group would consider a sale at a significant premium to market price though no potential purchase price was discussed at that time.

On December 23, 2008, the Full Value Group sent a letter to the Company’s Chairman of the Board purportedly to clarify its proposals.

On January 21, 2009, the Full Value Group sent a letter to the Company’s Chairman of the Board withdrawing its proposal to amend the bylaws and to increase the size of the Board and also withdrawing the nomination of Steven Samuels, one of its nominees, and nominating Phillip Goldstein and Rajeev Das for election as Class II directors.

On January 22, 2009, an attorney for the Company contacted Mr. Goldstein to discuss whether the cost and expense of a proxy contest, and the distraction of management time and focus associated therewith, could be avoided if a third party could be located who could purchase the Full Value Group’s position at a premium to the then current market price. The attorney for the Company asked whether the Full Value Group would be interested in possibly selling its position at a price in the range of approximately $1.50 per share if such a transaction could be structured with a third party. No other terms for a potential transaction were discussed. Mr. Goldstein indicated that the Full Value Group would consider such a transaction only at a significant premium to market price.

On January 23, 2009, the Company sent a letter to the Full Value Group to advise it that only the Class I directors would be included on the agenda at the Annual Meeting and that the proposals contained in the Full Value Group’s December 23, 2008 and January 21, 2009 letters were not provided within the time period required by the Company’s advance notice bylaw provision.

On February 19, 2009, the Full Value Group sent a letter to the Company’s Chairman of the Board asking for permission to make a tender offer for shares of the Company’s Common Stock. In response, the Company stated that the Full Value Group did not need the Company’s permission to make a tender offer and that it was free to do so if it had the necessary financing available to complete the tender offer. The Company further stated that if and when the Full Value Group made a tender offer, the Company’s Board of Directors would consider it and its implications in the context of assessing the best interests of the Company and all of its stockholders.

On February 23, 2009, the Full Value Group sent a letter to the Company’s Chairman of the Board asking for the Company to waive the provisions of its rights plan so that the Full Value Group could commence a tender offer for shares of the Company’s Common Stock at a price of $2.00 per share.

On February 25, 2009, the Company sent a letter to the Full Value Group in response to the Full Value Group’s letter to the Company dated February 23, 2009 stating that if and when a tender offer was commenced specifying all of its terms and conditions, the Company’s Board of Directors would consider it and its implications in the context of assessing the best interests of the Company and all of its stockholders.

On February 27, 2009, the Full Value Group sent a letter to the Company’s Chairman of the Board stating that if the Company promptly waived the provisions of its rights plan and the Full Value Group failed to commence a cash tender offer of $2.00 per share all shares of the Company’s Common Stock by the date of the Annual Meeting, the Full Value Group would withdraw its nominations and proposal and end the proxy contest.

On February 27, 2009, the Company sent a letter to the Full Value Group stating that if and when a tender offer is commenced specifying all of its terms and conditions, the Company’s Board of Directors would review it and respond in accordance with its fiduciary duties.

On March 18, 2009, the Company and the Full Value Group entered into settlement discussions with respect to the pending proxy contest.

On March 19, 2009, at a meeting of the Board of Directors of the Company, the Board discussed the possibility of settling the pending proxy contest with the Full Value Group.

On March 22, 2009, at a meeting of the Board of Directors of the Company, the Board considered settling the pending proxy contest with the Full Value Group by, among other things, agreeing to effect a tender offer of up to 4.0 million shares of the Company’s outstanding Common Stock. The Company’s legal counsel reviewed with the Board the negotiations that had transpired between the Company and the Full Value Group. FBR, as financial advisor to the Board, made a presentation to the Board regarding various financial analyses and other information regarding the settlement of the pending proxy contest and the proposed tender offer and the impact of the proposed transactions on the Company’s financial position. The Board concluded that it would be in the best interests of the Company and its stockholders to enter into a settlement agreement with the Full Value Group and, as part of such settlement, to conduct a tender offer for 4,000,000 shares of the Company’s Common Stock at a price of $2.00 per share.

On March 23, 2009, while settlement discussions with the Full Value Group were pending, the Company announced that it intended to adjourn its Annual Meeting of Stockholders scheduled for March 24, 2009 to March 30, 2009.

On March 30, 2009, in order to provide further time for settlement discussions with the Full Value Group, the Company announced that it intended to adjourn the Annual Meeting of Stockholders to April 20, 2009.

On April 3, 2009, the Company announced that it had entered into a settlement agreement to settle its pending proxy contest with the Full Value Group.  Under the terms of the settlement agreement, the Full Value Group agreed to (1) terminate its proxy solicitation and withdraw its nominees for election to the Board of Directors and its proposal that the Company pursue a liquidity event, and (2) vote in favor of the Board’s director nominees and in the manner recommended by the Board on each other matter that was voted on at the Company’s Annual Meeting, which was adjourned until April 20, 2009.  The Full Value Group also agreed to comply with certain standstill restrictions with respect to ownership of Company Common Stock and certain other matters.  The Company and the Full Value Group signed mutual releases with respect to any claims that they may have had against each other. The settlement agreement also stated that, subject to certain specified conditions, Wilshire, a third party or Wilshire together with a third party, would commence a tender offer for at least 4.0 million shares of the Company’s outstanding Common Stock at a price of $2.00 per share.  The Full Value Group agreed to tender all of the shares of Company Common Stock that it beneficially owned in such tender offer.  The Company agreed in the settlement agreement not to close the tender offer earlier than August 19, 2009 or later than September 4, 2009.

On April 27, 2009, the Company announced that the Company’s nominees for its Board of Directors, Miles Berger and Eric J. Schmertz, each were re-elected at the Annual Meeting of Stockholders held on April 20, 2009. Additionally, the Company announced that stockholder proposals regarding the Company’s shareholder rights plans and the annual election of directors were both defeated.

On July 17, 2009, the Company engaged TM Capital to act as financial advisor to the Board of Directors in connection with its consideration of the Offer.

On August 7, 2009, the Board of Directors met and invited members of the Company’s management, the Company’s legal counsel, and representatives of TM Capital to attend. TM Capital presented to the Board of Directors its financial analysis of the consideration proposed to be paid in the Offer. The TM Capital presentation to the Board of Directors is filed as Exhibit (c)(2) to our Issuer Tender Offer Statement on Schedule TO, which is incorporated herein by reference. In addition, TM Capital presented the Board of Directors with its oral opinion, with the written opinion presented immediately following the meeting, that, as of the date and based upon the assumptions made, matters considered and limits of review set forth in TM Capital’s written opinion, the consideration to be received by stockholders who sell their shares of the Company’s Common Stock pursuant to the Offer is fair, from a financial point of view, to such stockholders. The Company’s legal counsel reviewed the agreements and actions to be approved in connection with the Offer.

On August 7, 2009, with the benefit of the opinion of TM Capital and after consideration of the other factors described in this Offer to Purchase, the Board of Directors, having deliberated about the terms, structure, and price of the Offer, approved the form, terms and provisions of the Offer to Purchase, the Letter Transmittal and the related documents to be distributed in connection with the Offer and determined that the Offer is procedurally fair and substantively fair to the Company’s stockholders (other than stockholders who are affiliates of the Company), with respect to the price offered. Based upon the aforementioned factors and the other factors set forth in this Offer to Purchase, the Board of Directors further determined that the Offer is fair to those stockholders (other than stockholders who are affiliates of the Company) who remain stockholders following the completion of the Offer. In addition, based upon the aforementioned factors and the other factors set forth in this Offer to Purchase, the Board of Directors determined that the Offer is fair both substantively and procedurally fair to our stockholders (other than stockholders who are affiliates of the Company), whether or not such stockholders retain their interest in the Company. For a further discussion of fairness of the price offered in the tender offer, see “Special Factors – 3. Fairness of the Offer” and “Special Factors – 4. Fairness Opinion of the Financial Advisor”.

The Board of Directors did not form a special committee to approve the Offer. The Company has only seven directors, five of whom are outside, non-employee directors. The relatively small number of directors, five of whom are non-employee directors, the fact that the Board agreed to conduct the Offer in the context of settling a proxy contest, the fact that all directors of the Company own shares of Common Stock of the Company and the fact that the Board received the advice of an independent financial advisor regarding the fairness of the consideration to be offered in the Offer, contributed to the Board’s decision not to form a separate committee to consider the Offer.

3.	Fairness of the Offer

Board Analysis

Advantages of Offer

The Board of Directors considered a number of factors, when determining whether the Offer was procedurally and substantively fair to all of its stockholders (other than stockholders who are affiliates of the Company), including the following:

•
The opinion delivered to the Board of Directors by TM Capital, the Board of Director’s financial advisor, that the consideration to be received by stockholders who sell their shares of the Company’s Common Stock pursuant to the Offer is fair, from a financial point of view, to such stockholders. The full text of this written opinion delivered to the Board of Directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached to this document as Annex I and filed as Exhibit (c)(1) to the Schedule TO. Holders of Common Stock are encouraged to read the opinion carefully in its entirety. TM Capital’s opinion was provided to the Board of Directors in connection with its evaluation of the consideration proposed to be paid to the common stockholders in the Offer. It does not constitute a recommendation as to whether any stockholders should tender in the Offer. See “Special Factors – 4. Fairness Opinion of the Financial Advisor”.

•
The opportunity for participating stockholders to obtain liquidity for their shares on potentially more favorable terms than would otherwise be available due to the relatively illiquid trading market for our shares.

•	The amount per share each tendering stockholder may receive exceeds the current and recent historical market prices of the shares.

•	The Offer is a voluntary transaction in which our stockholders may or may not participate.

•	Our stockholders would be able to participate in the Offer by selling their shares or have the opportunity to participate in any future growth following consummation of the Offer.

•
The Company will continue to be subject to the periodic reporting requirements of the Exchange Act following the Offer and stockholders who do not tender their shares in the Offer will have continued access to such reports.

•	Our financial condition and results of operations for the year ended December 31, 2008, and the first six months ending June 30, 2009.

Disadvantages of Offer

The Board of Directors also considered a number of negative factors that would result from the Offer when determining whether the Offer was procedurally and substantively fair to the Company’s stockholders (other than stockholders who are affiliates of the Company) including the following:

•
The Company’s outstanding shares following the completion of the Offer may have less liquidity than the shares currently have because of the reduced number of shares outstanding and the possibility of the Common Stock being delisted from the NYSE Amex. If the Company is delisted from the NYSE Amex and does not qualify for listing on another exchange or inter-dealer quotation system, the Company would attempt to be traded on the OTC Bulletin Board or the pink sheets. The OTC Bulletin Board and the pink sheets are generally considered less efficient markets than the NYSE Amex. It is likely that there will only be limited trading volume in the Common Stock following completion of the Offer. Stockholders may find it difficult to dispose of shares of Common Stock and may not be able to sell some or all of their shares of Common Stock when and at such times as they desire.

•
The tender of shares generally will be a taxable transaction to tendering stockholders for United States federal income tax purposes.  Please refer to “Special Factors – 8. Certain United States Federal Income Tax Consequences of the Offer” for a discussion of certain United States federal income tax effects of the Offer on you, and “The Offer – 2. Procedures for Tendering Shares” for a discussion of certain withholding tax consequences of the Offer.

•
Stockholders who tender all their shares will not participate in any future value or profits generated by the Company, including the potential for increases in the value of their shares if the Company’s strategic plans are successful.

•
The estimated cost of payment to cashed out stockholders, professional fees and other expenses will total approximately $8.5 million. As a result, immediately after the Offer, the Company’s cash balances on hand will be reduced by the costs incurred in the Offer.

•	The Board of Directors did not form a special committee to approve the Offer.

•	Under applicable law, no appraisal or dissenters’ rights are available to our stockholders who do not tender their shares.

Alternatives

As the Offer is being made in connection with the settlement of a proxy contest with the Full Value Group, the Board did not consider any alternatives to the Offer, including, without limitation, any of the following: (a) the merger or consolidation of the Company with or into another company or vice versa; (b) the sale or other transfer of all or any substantial part of the assets of the Company; or (c) a third party purchase of our securities that would enable the holder to exercise control of the Company.

In view of the wide variety of factors considered in connection with its evaluation of the Offer, the Board of Directors found it impractical to, and therefore did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching a decision to approve the Offer.

Conclusions of Board of Directors

The Board of Directors, including all of the non-employee directors, who comprise a majority of the Board of Directors, has approved the Offer. The Board of Directors did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating terms of the Offer. The Offer does not require the approval of a majority of unaffiliated stockholders. Despite the lack of an unaffiliated representative acting solely on behalf of the unaffiliated stockholders and despite the fact that our Offer is not structured to require the approval of the unaffiliated stockholders, we believe that our Offer is procedurally fair and substantively fair to the Company’s stockholders (other than stockholders who are affiliates of the Company) with respect to the price offered. We base these beliefs on a number of factors, including the unanimous approval of the Offer by all of our non-employee directors and on the following factors:

•
the opinion delivered to the Board of Directors by TM Capital, the Board of Director’s financial advisor, that the consideration to be received by stockholders who sell their shares of the Company’s Common Stock pursuant to the Offer is fair, from a financial point of view, to such stockholders;

•	the Offer provides liquidity and price support for stock trades that, due to the limited trading volume of our Common Stock, would not have existed otherwise;

•	the amount per share each tendering stockholder may receive exceeds the current and recent historical market prices of the shares;

•	stockholders are not compelled to tender;

•	stockholders are provided with full disclosure of the terms and conditions of the Offer;

•	stockholders are afforded sufficient time to consider the Offer; and

•	the Company’s financial condition and results of operations for the year ended December 31, 2008, and the first six months ending June 30, 2009.

The Board has also determined that the transaction is fair to those stockholders (other than stockholders who are affiliates of the Company) who remain stockholders following the completion of the Offer as

•	they will hold a higher percentage of the outstanding shares of the Company,

•	the potential upside to continued ownership is balanced by the loss in liquidity following completion of the Offer and

•	the Company will continue to be subject to, and stockholders will have access to, the periodic reporting requirements of the Exchange Act.

The Board believes that the Offer is fair to our stockholders (other than stockholders who are affiliates of the Company) whether or not such stockholders retain their interest in the Company. As set forth above, the Offer is a voluntary transaction which is open to all stockholders on the same terms and conditions. Based upon the aforementioned factors, the Board believes that the Offer is both substantively and procedurally fair to our stockholders (other than stockholders who are affiliates of the Company). For those stockholders who tender shares and are no longer stockholders of the Company, our Board has determined that such stockholders will receive a fair price for their shares. The Board also believes that the transaction is fair to those stockholders who remain stockholders of the Company following the completion of the offer because they will retain a greater equity interest in the Company. See “Special Factors – 6. Effects of the Offer” for a discussion of the consequences that result from remaining a continuing stockholder of the Company.

4.	Fairness Opinion of the Financial Advisor

Opinion of TM Capital

We engaged TM Capital to render an opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be received by holders of our common stock who sell their shares pursuant to the Offer.  TM Capital, a New York, Boston and Atlanta based investment and merchant banking firm, served as financial advisor to our board of directors. As part of its investment and merchant banking business, TM Capital is regularly engaged in performing financial analyses with regard to businesses and their securities in connection with mergers and acquisitions, financings, restructurings, principal investments, valuations, fairness opinions and other financial advisory services. Since its founding in 1989, the firm has assisted numerous boards of directors of public and private companies in reviewing various transactions and opining as to the fairness of such transactions to certain constituents from a financial point of view.

On August 7, 2009, TM Capital rendered its oral opinion to our board of directors, which was subsequently confirmed in a written opinion, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of August 7, 2009, the consideration to be received by shareholders who sell their shares of common stock pursuant to the Offer was fair, from a financial point of view, to such holders.

The full text of the written opinion of TM Capital, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the review undertaken in rendering the opinion, is attached as Annex I to this Offer to Purchase. Stockholders are urged to read the opinion carefully and in its entirety.

The opinion of TM Capital is directed to our board of directors and addresses only the fairness, from a financial point of view, of the consideration to be received by holders of our common stock who sell their shares pursuant to the Offer. The opinion of TM Capital is not a recommendation as to how the board of directors, any stockholder or any other person or entity should vote or act with respect to any matters relating to the Offer. Further, the TM Capital opinion does not in any manner address our underlying business decision to pursue the Offer or the relative merits of the Offer as compared to any alternative business transaction or strategy.

The following is a summary of the material analyses performed by TM Capital in connection with rendering its opinion. TM Capital noted that the basis and methodology for the opinion have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the analyses and factors that TM Capital deemed material in its presentation and opinion to our board of directors, it does not purport to be a comprehensive description of all analyses and factors considered by TM Capital. The opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinion of TM Capital.

In arriving at its opinion, TM Capital did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TM Capital in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by it. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TM Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TM Capital, therefore, is based on the application of its own experience and judgment to all analyses and factors considered by it, taken as a whole.

In connection with preparing its opinion, TM Capital made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances, including, but not limited to, the following:

•	a review of the following documents:

•	the Company’s Annual Reports on Form 10-K and related financial information for the years ended December 31, 2004 through December 31, 2008;

•
the Company’s Quarterly Report on Form 10-Q and the related unaudited financial information for the period ended March 31, 2009, together with the Company’s draft Form 10-Q and the related preliminary unaudited financial information for the period ended June 30, 2009;

•	the Proxy Statement on Schedule 14A for the Company’s Annual Meeting of Stockholders held on April 20, 2009;

•	the current draft of the Offer;

•	the Settlement Agreement;

•
certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to TM Capital by the Company or publicly available;

•	visited the Company and conducted discussions with members of senior management of the Company concerning its business and prospects;

•	visited certain properties owned by the Company;

•	reviewed the historical market prices and trading activity of the Company’s common stock;

•	compared certain financial and market information for the Company with that of selected publicly traded companies which TM Capital deemed to be relevant;

•	compared the terms of the Offer with those of certain other transactions which TM Capital deemed to be relevant;

•	reviewed a property valuation analysis of the Company prepared with the assistance of management; and

•
reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as TM Capital deemed necessary, including its assessment of general economic, market and monetary conditions.

In its review and analysis, and in arriving at its opinion, TM Capital:

•	relied on the accuracy and completeness of all information supplied or otherwise made available to it by the Company;

•	relied upon assurances of the management of the Company that it is unaware of any facts that would make the information provided incomplete or misleading;

•	did not make any independent appraisal of the assets or liabilities of the Company; and

•	assumed that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements of the Company.

TM Capital prepared its opinion as of August 7, 2009. The opinion was necessarily based upon market, economic, financial, and other conditions as they existed and could be evaluated as of such date, and TM Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion coming or brought to the attention of TM Capital after the date of the TM Capital opinion.

Summary of Financial Analyses by TM Capital

The following is a summary of the material financial analyses used by TM Capital in connection with providing its opinion to our board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by TM Capital, the tables must be read together with the text of each summary. The tables do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying TM Capital’s opinion.

Comparable Public Company Analysis

In order to assess how the public market values companies with similar characteristics to the Company, TM Capital reviewed and compared specific financial and operating data relating to the Company with the following 11 selected, publicly-traded, companies that TM Capital deemed appropriate:

•	American Community Properties Trust

•	Apartment Investment & Management Co.

•	Associated Estates Realty Corp.

•	BRE Properties Inc.

•	Essex Property Trust Inc.

•	First Real Estate Investment Trust of New Jersey

•	Home Properties Inc.

•	Mid-America Apartment Communities Inc.

•	New England Realty Associates LP

•	NTS Realty Holdings LP

•	Post Properties Inc.

TM Capital chose these companies based on their general similarity to the Company, noting however that many of these companies are significantly larger than the Company. These public companies were selected because they all participate in the multi-family housing sector. Due to the inherent differences between the business, operations and prospects of the Company and the business, operations and prospects of each of the companies included in the analysis, TM Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the Comparable Public Company Analysis. Accordingly, TM Capital also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of the Company and the companies included in the Comparable Public Company Analysis that would affect the public trading values of each. TM Capital used publicly-available historical financial data. TM Capital reviewed multiples of enterprise value to adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA") and net operating income (“NOI”).

The following table shows for the comparable publicly traded companies and the Company (based upon the Offer) their enterprise value and the multiples of their enterprise value to:

•	Latest twelve month (“LTM”) EBITDA

•	Historical average EBITDA (for the LTM plus the latest three fiscal years)

•	Latest twelve month (“LTM”) NOI

•	Historical average NOI (for the LTM plus the latest three fiscal years)

(USD in millions)		Enterprise Value to				Enterprise Value to
		EBITDA Multiple				NOI Multiple
	Enterprise			Historical				Historical
Company	Value	LTM		Average		LTM		Average

American Community Properties Trust	$200	8.2	x	7.4	x	6.1	x	6.5	x
Apartment Investment & Management Co.	$8,296	12.0	x	12.6	x	10.5	x	10.9	x
Associated Estates Realty Corp.	$662	10.5	x	11.7	x	8.7	x	9.7	x
BRE Properties Inc.	$3,190	14.0	x	14.9	x	NA		12.2	x
Essex Property Trust Inc.	$3,866	15.5	x	16.5	x	13.9	x	15.1	x
First Real Estate Investment Trust of New Jersey	$310	12.6	x	13.1	x	12.2	x	13.0	x
Home Properties Inc.	$3,665	13.5	x	14.0	x	12.4	x	13.1	x
Mid-America Apartment Communities Inc.	$2,451	13.0	x	13.7	x	NA		NA
New England Realty Associates LP	$196	11.9	x	12.3	x	NA		NA
NTS Realty Holdings LP	$250	14.1	x	14.6	x	NA		NA
Post Properties Inc.	$1,725	13.7	x	13.9	x	11.8	x	12.1	x

Median	$1,725	13.0	x	13.7	x	11.8	x	12.1	x

Wilshire Enterprises, Inc.	$31	36.3	x	28.6	x	9.2	x	9.0	x

Comparable Transactions Analysis

TM Capital reviewed publicly available information for 27 announced self-tender offers, since the beginning of 2004, which sought at least 20% of outstanding shares. TM Capital selected the transactions used in the Comparable Transactions Analysis based on the general similarity of the transactions to the Offer.

The following table shows the premiums to market price offered in the Comparable Transactions and pursuant to the Offer.

	% Premium vs. Stock Price Prior to
	Announcement of Tender Offer
	1 Day	30 Day	90 Day

High	78.6%	66.7%	92.3%
Median	6.8%	5.6%	7.0%
Low	(5.2)%	(29.3)%	(47.4)%

Wilshire Enterprises, Inc.	53.8%	57.5%	96.1%

Discounted Cash Flow Analysis

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

TM Capital performed a discounted cash flow analysis by adding (1) the present value of projected “free cash flows” for the Company for the fiscal years 2010 through 2013 to (2) the present value of the “terminal value” for the Company as of December 31, 2013. “Free cash flow” is defined as cash that is available to either reinvest or to distribute to security holders and “terminal value” refers to the value of all future cash flows from an asset at a particular point in time. The projected free cash flows that TM Capital used in its analysis were based on financial projections and estimates prepared with the assistance of the management of the Company.

In preparing its discounted cash flow analysis, TM Capital calculated a terminal value for the Company by applying a capitalization rate of 8% to 10% to projected 2013 NOI. TM Capital discounted the projected free cash flows and the terminal value of the Company using discount rates ranging from 10% to 15%.

The discounted cash flow analysis indicated a range of per share present values for the Company’s common stock of $1.17 to $2.61, as evidenced in the table below.

(USD in thousands)	Per Share Equity Value
	Capitalization Rate for NOI
Discount Rate	10.0%	9.0%	8.0%
10.0%	$1.75	$2.13	$2.61
12.5%	$1.45	$1.79	$2.23
15.0%	$1.17	$1.49	$1.89

Property Sale Analysis

With the assistance of management, TM Capital prepared analyses of the potential sale proceeds from the disposition of the Company’s properties, based upon the current NOI of the Company’s continuing properties, capitalization rates derived from industry publications, and management estimates of potential sale valuations for discontinued properties.  Such analyses were not based upon third party appraisals of such properties, and do not constitute appraisals.  Following is a summary of the Property Sale Analysis.

(USD in thousands)	Valuation Range
	Low	High
Total Continuing Properties	$35,424	$44,761
Total Discontinued Properties	$3,300	$5,150
Total Property Value	$38,724	$49,911

Disposition Costs	$(1,549)	$(1,996)
Taxes	$(5,870)	$(10,166)
Cash & Equivalents	$13,239	$13,239
Total Debt	$(28,284)	$(28,284)
Net Proceeds to Equity	$16,260	$22,704
Present Value Discount	15%	10%
Adjusted Net Proceeds to Equity	$14,139	$20,640
Implied Price Per Share	$1.76	$2.56

Summary of Analyses

TM Capital performed a summary analysis applying a selected range of results of each valuation methodology to the Company’s results, and compared this with the amount of consideration to be paid pursuant to the Offer.

(USD in millions)	WOC
	Statistic	Low		Mid		High
Selected Public Companies Analysis
LTM EBITDA Multiple		12.0	x	13.0	x	14.0	x
Implied Enterprise Value - LTM EBITDA	$0.9	$10.3		$11.2		$12.0
Less: Net Debt		15.0		15.0		15.0
Equity Value		$(4.8)		$(3.9)		$(3.0)
Implied Price Per Share		$(0.59)		$(0.48)		$(0.38)

Historical Avg. EBITDA Multiple		13.0	x	14.0	x	15.0	x
Implied Enterprise Value - Historical Avg. EBITDA	$1.1	$14.2		$15.3		$16.4
Less: Net Debt		15.0		15.0		15.0
Equity Value		$(0.9)		$0.2		$1.3
Implied Price Per Share		$(0.11)		$0.03		$0.16

LTM NOI Multiple		11.0	x	12.0	x	13.0	x
Implied Enterprise Value - LTM NOI	$3.4	$37.4		$40.8		$44.2
Less: Net Debt		15.0		15.0		15.0
Equity Value		$22.3		$25.7		$29.1
Implied Price Per Share		$2.77		$3.20		$3.62

Historical Avg. NOI Multiple		12.0	x	13.0	x	14.0	x
Implied Enterprise Value - Historical Avg. NOI	$3.5	$41.5		$44.9		$48.4
Less: Net Debt		15.0		15.0		15.0
Equity Value		$26.4		$29.9		$33.3
Implied Price Per Share		$3.28		$2.71		$4.14

Comparable Self Tender Transactions
Premium to Share Price Prior to Announcement		5.0%		12.5%		20.0%
Implied Price Per Share		$1.37		$1.46		$1.56

Discounted Cash Flow Analysis		Per Share Equity Value
	Discount	Cap Rate for NOI
	Rate	10.0%		9.0%		8.0%
	10.0%	$1.75		$2.13		$2.61
	12.5%	$1.45		$1.79		$2.23
	15.0%	$1.17		$1.49		$1.89
Property Sale Analysis
Implied Price Per Share		$1.76		$2.16		$2.56

The $2.00 per share cash consideration to be paid pursuant to the Offer was above the values indicated by the LTM EBITDA and Average Historical EBITDA analyses; below the values indicated by the LTM NOI and Average NOI analyses; above the range indicated by the Comparable Transaction Analysis; within the range indicated by the Discounted Cash Flow Analysis; and within the range indicated by the Property Sale Analysis.

Based on the information and analyses set forth above, TM Capital delivered its written opinion to our board of directors, which stated that, as of August 7, 2009, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the consideration to be received by selling shareholders pursuant to the Offer is fair to such holders from a financial point of view.

Fees and Expenses

The TM Capital engagement letter with us, dated July 17, 2009, provides that, for its services, TM Capital is entitled to receive from us a fee of $75,000, which was paid as follows: $37,500 non-refundable retainer upon execution of the engagement letter and $37,500 upon TM Capital’s delivery of their opinion. No portion of the fee paid to TM Capital was contingent upon the consummation of the Offer. The engagement letter also provides that TM Capital will be paid additional fees at its standard hourly rates for any time incurred should TM Capital be called upon to support its findings subsequent to the delivery of the opinion. In addition, we have agreed to reimburse TM Capital for its reasonable out-of-pocket expenses and to indemnify TM Capital and certain related persons against liabilities arising out of TM Capital’s service as a financial advisor to our board of directors.

Other than the preparation of the opinion in connection with the Offer, during the two years preceding the date of this opinion, TM Capital has not had any material relationship with any party to the proposed transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated; except that, as part of its investment banking and financial advisory businesses, TM Capital is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for corporate and other purposes. TM Capital may provide valuation and financial advisory services to us or our board of directors (or any committee thereof) in the future.

5.	Our Plans After the Offer

It is expected that following the Offer, our business and operations will be continued substantially as they are currently being conducted by management. We do not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of any of our operations or sale or transfer of a material amount of assets involving us or any of our subsidiaries, or any changes in our capitalization or any change that would require the approval of our stockholders or any other change in our corporate structure or business or the composition of our management. However, we will continue to review our business plan and strategic direction and in such process may develop strategies for internal growth through the acquisition of additional properties or other assets.

Other Transactions. Except as otherwise disclosed in this Offer to Purchase or in our filings with the SEC, we currently have no plans, proposals or negotiations that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of an amount of our assets or any of our subsidiaries’ assets which is material to us and our subsidiaries, taken as a whole;

•	any material change in our present dividend rate or policy, our indebtedness or capitalization, corporate structure or business;

•
any material change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors or to change any material term of the employment contract of any executive officer;

•	any class of our equity securities ceasing to be authorized to be quoted on the NYSE Amex;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the termination or suspension of our obligation to file reports under Sections 13(a) or 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•
any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us. See “Special Factors – 6. Effects of the Offer”, “The Offer – 7. Price Range of Shares; Dividends”, “The Offer – 8. Source and Amount of Funds” and “The Offer – 10. Certain Legal Matters; Regulatory Approvals”.

Although we do not currently have any plans, other than as described in this document, that relate to or would result in any of the foregoing events, as we continue to evaluate opportunities for increasing stockholder value we may undertake or plan actions that relate to or could result in one or more of these events. Nothing in this Offer will preclude us from pursuing, developing or engaging in future plans, proposals or negotiations that relate to or would result in one or more of the foregoing events, subject to applicable law.

6.	Effects of the Offer

Certain Effects of the Offer. Stockholders who decide not to tender will own a greater percentage interest in our outstanding shares following the purchase, if any, of shares tendered in the Offer. These stockholders will also continue to bear the risks associated with owning our Common Stock, including risks resulting from our repurchase of shares in the Offer. Stockholders may be able to sell non-tendered shares in the future at a net price significantly higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her shares in the future.

Following the completion or termination of the Offer, we may, from time to time, repurchase our shares on the open market or through private or public transactions in accordance with applicable law. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any shares of our Common Stock, other than in the Offer, until at least 10 Business Days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. Shares we acquire pursuant to the Offer will be cancelled.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

Going Private. Because it is difficult to predict the likelihood of the Offer having the effect of being a “going private” transaction, we have incorporated into the Offer the disclosures required for a “going private” transaction. However, because the Offer is not intended to be or result in a “going private” transaction, we reserve our right to amend the Offer to eliminate the “going private” component of the Offer if we are able to ascertain from the responses to the Offer that there is no reasonable likelihood that the Offer will cause the shares to be delisted from the NYSE Amex. We made this determination because, at this time, it is unclear what effect this Offer will have on our ability to remain listed on the NYSE Amex.

A “going private” transaction, defined in Rule 13e-3 promulgated under the Exchange Act, includes a tender offer that has either a reasonable likelihood or a purpose of causing, directly or indirectly, the shares to be held of record by less than 300 persons or delisted from the NYSE Amex. We believe that our purchase of shares under the Offer will not result in the shares being held of record by less than 300 persons and therefore becoming eligible for deregistration under the Exchange Act. We do not currently have any plans or intention to deregister our shares under the Exchange Act.

NYSE Amex. Following completion of the Offer, we do not currently intend to delist our shares from the NYSE Amex or to cause the Company to become a private company. However, depending on factors which we cannot predict, such as the number of shares that will be tendered in the Offer which will affect our stockholders’ equity, we believe that, after the Offer, our stockholders’ equity may fall below the minimum required for continued listing on the NYSE Amex and the NYSE Amex could begin the process of delisting our shares. If we are delisted from the NYSE Amex and we do not qualify for listing on another exchange or inter-dealer quotation system, we will attempt to be traded on the OTC Bulletin Board or the pink sheets. The OTC Bulletin Board and the pink sheets are generally considered less efficient markets than the NYSE Amex. It is likely that there will only be limited trading volume in our Common Stock following completion of the Offer. You may find it difficult to dispose of your shares of Common Stock and you may not be able to sell some or all of your shares of Common Stock when and at such times as you desire. Currently, we have no plans or intention to be delisted from the NYSE Amex, to be traded on the OTC Bulletin Board or the pink sheets or to deregister our shares. Although we do not intend the Offer to cause our Common Stock to cease to be listed on the NYSE Amex, it is difficult to predict at this time whether this Offer will have that effect. Therefore, for purposes of disclosure, we have considered this Offer to be a “Going Private” transaction under SEC rules and regulations because there is a reasonable likelihood that we may be delisted from the NYSE Amex for failing to meet the continued listing requirements of the NYSE Amex as a result of having stockholders’ equity of less than $6 million following completion of the Offer.

7.	Interests of Directors and Executive Officers; Potential Conflicts of Interest; Transactions and Arrangements Concerning Shares

Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, our directors and executive officers have indicated that they will not tender shares beneficially owned by them into the Offer.

Assuming that we purchase all 4,000,000 shares, our directors and executive officers as a group, would beneficially own 21.7% of our outstanding shares following the Offer.

Directors and Executive Officers. Set forth below are the names of the Company’s directors and executive officers, their offices in the Company, if any, their principal occupations or employment for the past five (5) years, the length of their tenure as directors and the names of other public companies in which such persons hold directorships. Unless otherwise noted below, the business address of each of the following persons is Wilshire Enterprises, Inc., 1 Gateway Center, Newark, New Jersey 07102. Each of the individuals listed below is a United States citizen. Unless otherwise noted below, none of the following persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of the following persons has during the past five years been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Miles Berger.  Director of the Company since 2002; Chairman of Berger Organization, Real Estate Management and Development Company, Newark, NJ.

Milton Donnenberg.  Director of the Company since 1981; Formerly President, Milton Donnenberg Assoc., Realty Management, Carlstadt, NJ.

S. Wilzig Izak.  Director of the Company since 1987; Chairman of the Board since September 20, 1990; Chief Executive Officer since May 1991; Executive Vice President (1987-1990); prior thereto, Senior Vice President.

James M. Orphanides.  Director of the Company since January 9, 2009; Chairman Emeritus of First American Title Insurance Company of New York (“First American”) and a director of First American (December 31, 2007 to present); President, CEO and Chairman of the Board of First American (1996 through 2007); New York, NY; also a director of CB Richard Ellis Realty Trust, a public company, since 2006.

Eric J. Schmertz, Esq.  Director of the Company since 1983; Of Counsel to the Dweck Law Firm; Distinguished Professor Emeritus and formerly Dean, Hofstra University School of Law, Hempstead, NY.

Kevin B. Swill.  Director of the Company since December 5, 2008; President and Chief Operating Officer since January 5, 2009; President of Westminster Capital, the financing arm of The Kushner Companies, and President of Kushner Properties (2001 through November 2008).

W. Martin Willschick.  Director of the Company since 1997; Manager, Capital Markets, City of Toronto, Canada.

Francis J. Elenio.  Chief Financial Officer of the Company.

Principal Stockholders. The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of August 7, 2009 for (a) each of our current executive officers, (b) each of our current directors, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than five percent (5%) of our Common Stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. As of August 7, 2009, we had 10,013,544 issued shares of Common Stock, including 8,050,414 outstanding shares and 1,963,130 treasury shares. The 4,000,000 shares that we are offering to purchase represent approximately 49.7% of the shares outstanding on August 7, 2009.

As of August 7, 2009, our directors and executive officers as a group (8 persons) beneficially owned 900,925 shares (which number includes 92,500 shares subject to options that are exercisable within 60 days after the date of this Offer to Purchase) or approximately 11.2% of the total outstanding shares of our Common Stock plus the shares issuable upon the exercise of stock options held by our directors and executive officers that are exercisable within 60 days after the date of this Offer to Purchase. Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, our directors and executive officers have indicated that they will not tender shares beneficially owned by them into the Offer.

	Ownership as of August 7, 2009			Ownership After Purchase of 4,000,000 Shares of Common Stock
Name of Beneficial Owner(1)	Amount and Nature of Beneficial Owner(2)		Percent of Class	Beneficial Owner		Percent of Class
Executive Officers and Directors:
Miles Berger	31,250	(3)	0.4%	31,250	(3)	0.8%
Milton Donnenberg	40,212	(4)	0.5%	40,212	(4)	1.0%
S. Wilzig Izak	543,768	(5)	6.7%	543,768	(5)	13.4%
James M. Orphanides	57,033	(6)	0.7%	57,033	(6)	1.4%
Eric J. Schmertz, Jr.	46,359	(7)	0.6%	46,359	(7)	1.1%
Kevin B. Swill	127,200	(8)	1.6%	127,200	(8)	3.1%
W. Martin Willschick	28,310	(9)	0.4%	28,310	(9)	0.7%
Francis J. Elenio	26,793		0.3%	26,793		0.7%
All Directors and Executive Officers as a group (8 persons)	900,925	(10)	11.2%	900,925	(10) (11)	22.2%
5% Stockholders:
Estate of Siggi B. Wilzig c/o Daniel Swick Herrick, Feinstein LLP 2 Penn Plaza Newark, NJ 07105-2245	1,660,792	(12)	20.63%	1,660,792	(12)	41.00%
Phillip Goldstein 60 Heritage Drive Pleasantville, NY 10570 and Bulldog Investors and Andrew Dakos Park 80 West-Plaza Two Saddle Brook, NJ 07663	1,471,893	(13)	18.28%	0	(14)	0.0%
Dimensional Fund Advisors, LP. 1299 Ocean Avenue, Suite 650 Santa Monica, CA 90401	455,143	(15)	5.7%	455,143		11.2%

*	Less than one percent of the Common Stock outstanding.
(1)	The address for each of the beneficial owners identified herein is Wilshire Enterprises, Inc., 1 Gateway Center, Newark, NJ, 07102.
(2)
Each beneficial owner’s percentage ownership of Common Stock is determined by assuming that options, warrants and other convertible securities that are held by such person (but not those held by any other person) and that are exercisable or convertible within 60 days of August 7, 2009 have been exercised or converted. Options, warrants and other convertible securities that are not exercisable within 60 days of August 7, 2009 have been excluded.  Unless otherwise noted, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(3)	Includes 23,750 shares of stock that could be obtained by Mr. Berger upon the exercise of stock options exercisable within 60 days of August 7, 2009.
(4)	Includes 18,750 shares of stock that could be obtained by Mr. Donnenberg upon the exercise of stock options exercisable within 60 days of August 7, 2009.
(5)	Includes 10,000 shares of stock that could be obtained by Ms. Izak upon the exercise of stock options exercisable within 60 days of August 7, 2009.
(6)	These shares are held jointly by Mr. Orphanides and his wife.
(7)	Includes 18,750 shares of stock that could be obtained by Mr. Schmertz upon the exercise of stock options exercisable within 60 days of August 7, 2009.
(8)	Includes 125,000 subject to restricted stock awards which had not vested as of August 7, 2009.
(9)	Includes 21,250 shares of stock that could be obtained by Mr. Willschick upon the exercise of stock options exercisable within 60 days of August 7, 2009.
(10)
Includes 92,500 shares of stock that could be obtained by the current directors and current executive officers upon the exercise of stock options exercisable within 60 days of August 7, 2009 and 125,000 shares subject to restricted stock awards which had not vested as of August 7, 2009.

(11)	Assumes that no Executive Officer or Director tendered any shares beneficially owned by such Executive Officer or Director.
(12)
Mr. Wilzig, former Chairman and President of the Company, served as the Senior Consultant to the Company until his death on January 7, 2003.  The table above reflects the Estate’s ownership as reported by the Estate.

(13)
Pursuant to a filing with the SEC filed on April 7, 2009, the Full Value Group beneficially owns 1,471,893 shares of Common Stock, representing 18.28% of the Company’s outstanding shares as of August 7, 2009.

(14)
On April 3, 2009, the Company entered into a settlement agreement with the Full Value Group pursuant to which the members of the Full Value Group agreed to tender all of the shares of Common Stock that they beneficially own in the Offer.

(15)
Pursuant to a filing with the SEC, Dimensional Fund Advisors, LP (“Dimensional”), a registered investment advisor, disclosed that it is deemed to have beneficial ownership of 455,143 shares of Common Stock, all of which shares are held in the portfolios of certain “Funds”. Such Funds consist of investment companies to which Dimensional provides investment advice and certain other commingled group trusts and separate accounts for which Dimensional serves as an investment manager.  Dimensional disclaims beneficial ownership of all such shares.

Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, has effected any transactions involving shares of our Common Stock during the 60 days prior to August 10, 2009.

Equity Compensation Plans. The Company currently has the following equity compensation plans:  the 2004 Stock Option and Incentive Plan (the “2004 Incentive Plan”); the 2004 Non-Employee Director Stock Option Plan (the “2004 Director Plan”); the 1995 Stock Option and Incentive Plan (the “Incentive Plan”); and the 1995 Non-Employee Director Stock Option Plan (the “Director Plan”).

The purpose of the 2004 Incentive Plan is to encourage stock ownership by key employees and consultants of the Company, to provide additional incentive for them to promote the successful business operations of the Company, to encourage them to continue providing services to the Company, and to attract new employees and consultants to the Company. Awards under the 2004 Incentive Plan may be granted in any one or all of the following forms, as those terms are defined under the 2004 Incentive Plan: (i) incentive stock options; (ii) non-qualified stock options; (iii) stock appreciation rights; (iv) restricted shares of Common Stock; (v) performance shares; (vi) performance units; and (vii) unrestricted shares of Common Stock. The maximum aggregate number of shares of Common Stock available for award under the 2004 Incentive Plan is 600,000, subject to adjustment under the terms of the 2004 Incentive Plan.

The purpose of the 2004 Director Plan is to attract qualified personnel to accept positions of responsibility as directors of the Company, to provide incentives for persons to remain on the Board and to induce such persons to maximize the Company’s performance during the terms of their options. Only non-qualified stock options may be granted under the 2004 Director Plan. The maximum aggregate number of shares of Common Stock available for grant under the 2004 Director Plan is 150,000, subject to adjustment under the terms of the 2004 Director Plan. Upon adoption of the 2004 Director Plan, each non-employee director was granted 10,000 options to purchase common shares of the Company at fair market value on the date of grant and on each anniversary date of the 2004 Director Plan’s adoption will receive an additional 5,000 options to purchase common shares of the Company at fair market value on the date of grant.

In June 1995, the Company adopted two stock-based compensation plans (1995 Stock Option and Incentive Plan, the “Incentive Plan”; and 1995 Non-Employee Director Stock Option Plan, the “Director Plan”) under which, up to 450,000 and 150,000 shares, respectively were available for grant. In 2003, 50,000 options were granted under the Incentive Plan and 5,000 options were granted under the Director Plan. In 2004, 5,000 options were granted under the Director Plan. The Incentive Plan and Director Plan expired ten years after their date of adoption. Accordingly, no additional awards may be granted under either of these plans.

Arrangements with Affiliates, Directors and Executive Officers. We do not have any present or proposed material agreement, arrangement or relationship with our directors, executive officers, affiliates or subsidiaries, except as described in this offer, including, without limitation, the following arrangements:

•
We entered into an Employment Agreement, dated as of December 8, 2008, with Kevin B. Swill, pursuant to which Mr. Swill agreed to serve as our President and Chief Operating Officer commencing on January 5, 2009. This employment agreement provides that Mr. Swill will be paid a base salary of $250,000 per year. On the effective date of the employment agreement, Mr. Swill was granted 125,000 restricted shares under our stock option plan, one half of which will vest after one year, and the remaining one half of which will vest after two years.

•
On September 4, 2007, we entered into a letter agreement with Francis J. Elenio, pursuant to which he continues to be employed by us while also providing services to an unaffiliated company.  Pursuant to the letter agreement, Mr. Elenio continues to serve, on an “at-will” basis, as our Senior Vice President and Chief Financial Officer, at a reduced annual salary of $50,000.

•
On March 29, 2004, we provided Sherry Wilzig Izak, our Chairman of the Board and Chief Executive Officer, with a severance agreement. The agreement provides that on termination of her employment for any reason other than termination for Cause (as defined in the severance agreement), she will receive a payment equal to $200,000.  The agreement was amended on December 31, 2008 in order to comply with the provisions of Section 409A of the Code.

•
Our certificate of incorporation provides for indemnification of our directors and officers to the fullest extent permitted by law. On December 28, 2006, we entered into a separate indemnification agreement with each of our directors and chief financial officer.

Rights Agreement. On December 3, 2008, our Board of Directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of our common stock, $1.00 par value per share. The dividend was paid on December 15, 2008 to the stockholders of record on that date.  Each Right entitles the registered holder to purchase from us one one-thousandth of a share of our Series B Junior Participating Preferred Stock, par value $1.00 per share (the “Preferred Stock”) at a price of $6.50 per one one-thousandth of a share of Preferred Stock, subject to adjustment.  The description and terms of the Rights are set forth in a Qualified Offer Plan Rights Agreement dated as of December 4, 2008, as the same may be amended from time to time, between us and Continental Stock Transfer & Trust Company, as Rights Agent. The Rights will expire on December 4, 2018 (the “Final Expiration Date”), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by us.

Settlement Agreement. As previously discussed, we are making this Offer as a result of a settlement agreement we entered into with the Full Value Group on April 3, 2009, which resolved a proxy contest initiated by the Full Value Group to elect a slate of directors at our Annual Meeting of Stockholders held on April 20, 2009.  Pursuant to the settlement agreement, we agreed, among other things, to commence a tender offer for at least 4,000,000 shares of our outstanding Common Stock at a price of $2.00 per share.  On April 2, 2009, the last full trading day prior to the announcement of the settlement agreement, the last reported sale price of our shares of Common Stock was $1.30 per share. The Full Value Group has agreed to tender all of the shares of Common Stock that it beneficially owns in such tender offer. According to its Schedule 13D filed on April 7, 2009, the Full Value Group beneficially owns 1,471,893 shares of Common Stock, representing 18.28% of the Company’s outstanding shares as of August 7, 2009. In the settlement agreement, the Full Value Group agreed to (1) terminate its proxy solicitation and withdraw its nominees for election to the Board of Directors and its proposal that we pursue a liquidity event, and (2) vote in favor of the Board’s director nominees and in the manner recommended by the Board on each other matter that was voted on at our Annual Meeting held on April 20, 2009. The Full Value Group also agreed to comply with certain standstill restrictions with respect to ownership of our Common Stock and certain other matters. All parties to the settlement agreement signed mutual releases with respect to any claims that they may have had against each other.

The foregoing descriptions of our plans and agreements are qualified in their entirety by reference to the text of such respective plans and agreements, copies of which have been filed as exhibits to our Issuer Tender Offer Statement on Schedule TO and which are incorporated herein by reference.

Except as otherwise described in this Offer to Purchase or documents incorporated by reference herein, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

8.	Certain United States Federal Income Tax Consequences of the Offer.

The following is a summary of certain United States federal income tax consequences of the Offer to holders of Common Stock whose shares are properly tendered and accepted for payment in the Offer. Holders of Common Stock who do not participate in the Offer should not incur any United States federal income tax liability with respect thereto. This summary is based upon the Code, existing United States Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements and judicial decisions, any changes to which could affect the tax consequences described in this Offer to Purchase, possibly on a retroactive basis. This summary addresses only Common Stock held as a capital asset. It does not address all of the tax consequences that may be relevant to particular holders because of their personal circumstances, including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, “S” corporations, partnerships, expatriates, real estate investment trusts, tax-exempt organizations, tax-qualified retirement plans, persons who are subject to alternative minimum tax, persons who hold Common Stock as part of a hedge, straddle, appreciated financial position, conversion, integrated transaction or other risk reduction transaction, or persons that have a functional currency other than the United States dollar. This summary may not be applicable to Common Stock acquired as compensation, including upon the exercise of stock options. In addition, if a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds Common Stock, the tax treatment of a partner with respect to the partnership’s participation in the Offer will generally depend upon the status of the partner and the activities of the partnership. This summary does not address tax considerations arising under any United States federal estate or gift tax laws or under state, local or foreign laws.

A “United States Holder” is a beneficial owner of Common Stock that for United States federal income tax purposes is:

•	a citizen or resident of the United States;

•
a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) a valid election is in effect under applicable United States Treasury regulations to be treated as a United States person.

A “Non-United States Holder” is a beneficial owner of Common Stock other than a United States Holder or an entity treated as a partnership for United States federal income tax purposes.

You are urged to consult your own tax advisor as to the particular consequences to you of participating in the Offer.

Consequences of Participation in the Offer to United States Holders.

Characterization of the Purchase—Distribution vs. Sale Treatment. Our purchase of Common Stock from a United States Holder in the Offer will be a taxable transaction for United States federal income tax purposes, and the holder will, depending on the particular circumstances, be treated either as having sold its Common Stock or as having received a distribution in respect of its Common Stock. Sale treatment will generally apply if a United States Holder meets any of the three tests discussed below (the “Section 302 tests”), while our purchase of Common Stock generally will be treated as a distribution if the holder does not satisfy any of the Section 302 tests.

We cannot predict whether any particular United States Holder will be subject to sale or distribution treatment with respect to Common Stock tendered in the Offer. Each United States Holder should be aware that because proration may occur in the Offer, even if all the Common Stock actually and constructively owned by the holder is tendered in the Offer, we generally may purchase fewer than all of the tendered shares of Common Stock. Consequently, we cannot assure you that a sufficient number of any particular United States Holder’s shares of Common Stock will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for United States federal income tax purposes. Accordingly, a tendering United States Holder may choose to submit a “conditional tender” under the procedures described in “The Offer – 5. Conditional Tender of Shares”, and tender shares of our Common Stock subject to the condition that we must purchase a specified minimum number of the holder’s shares of Common Stock if any Common Stock so tendered is purchased.

A United States Holder that satisfies any of the Section 302 tests explained below will be treated as having sold the Common Stock that we purchased in the Offer and will generally recognize capital gain or capital loss in an amount equal to the difference between the cash received in the Offer and the holder’s adjusted tax basis in the Common Stock sold in the Offer. Generally, a United States Holder’s adjusted tax basis for the Common Stock will be equal to the cost of the shares to the holder. Any capital gain or loss will be long-term capital gain or loss if the United States Holder held the Common Stock for more than one year as of the date of our purchase in the Offer. Currently, the maximum long-term capital gain rate for individual United States Holders is 15%. Certain limitations apply to the deductibility of capital losses by United States Holders. A United States Holder must calculate gain or loss separately for each block of shares of Common Stock (generally, shares of Common Stock acquired at the same cost in a single transaction) sold in the Offer. A United States Holder may be able to designate which blocks of Common Stock it wishes to tender in the Offer if less than all of its Common Stock is tendered, and the order in which we will purchase different blocks of stock in the event of proration.

If a United States Holder does not satisfy any of the Section 302 tests explained below, the full amount received by the holder upon our purchase of Common Stock in the Offer will constitute a distribution to the holder with respect to its Common Stock. This distribution will be treated as a dividend to the holder to the extent of the holder’s share of our current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Such a dividend would be includible in the United States Holder’s gross income without reduction for the tax basis of the Common Stock exchanged, and no current loss would be recognized. If certain holding period and other requirements are met, dividends are currently taxable at a maximum rate for individual United States Holders of 15%. We cannot determine prior to the consummation of the Offer the extent to which we will have sufficient current and accumulated earnings and profits to cause any distribution for tendered shares of Common Stock in the Offer to be treated as a dividend.

To the extent that the amount received by a United States Holder exceeds the holder’s share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent, generally, of the holder’s tax basis in the Common Stock transferred in the Offer and any remainder will be treated as capital gain from the sale of Common Stock. To the extent that a purchase of a United States Holder’s shares of Common Stock is treated as the receipt of a dividend, the holder’s remaining adjusted tax basis (after the adjustment as described in the preceding sentence) in the purchased shares of our Common Stock will generally be added to any shares of our Common Stock retained by the holder.

To the extent that a corporate United States Holder is treated as receiving a dividend, as described above, it may be eligible for a dividends received deduction (subject to applicable limitations). In addition, any amount received by a corporate United States Holder that is treated as a dividend may constitute an “extraordinary dividend” under the Code, thereby resulting in a reduction of tax basis or possible gain recognition in an amount equal to the non-taxed portion of the dividend. Corporate United States Holders should consult their own tax advisors as to the tax consequences to them of dividend treatment with respect to our purchase of Common Stock in the Offer.

Section 302 Tests—Determination of Sale or Distribution Treatment. Our purchase of Common Stock in the Offer will be treated as a sale of the shares of our Common Stock by a United States Holder if any of the following Section 302 tests applies:

•	there is a “complete redemption” of the United States Holder’s equity interest in us;

•	there is a “substantially disproportionate” reduction in the United States Holder’s equity interest in us; or

•	the receipt of cash by the United States Holder is “not essentially equivalent to a dividend.”

As indicated above, if none of these tests is met with respect to a particular United States Holder, then our purchase of Common Stock in the Offer will constitute a distribution to the holder for United States federal income tax purposes. In applying the Section 302 tests, the constructive ownership rules of Section 318 of the Code will generally apply.

•
Complete Redemption. Our purchase of Common Stock will generally result in a “complete redemption” of a United States Holder’s equity interest in us, if, immediately after the purchase, the holder owns, actually and constructively, none of our Common Stock. In applying the “complete redemption” test, United States Holders may be able to waive the application of constructive ownership through family attribution under certain circumstances.

•
Substantially Disproportionate. Our purchase of Common Stock will generally be “substantially disproportionate” as to a United States Holder if, immediately after the purchase, the percentage of our outstanding shares of Common Stock that the holder actually and constructively owns is less than 80% of the outstanding Common Stock actually and constructively owned by the holder immediately before the purchase.

•
Not Essentially Equivalent to a Dividend. Our purchase of Common Stock will generally be treated as “not essentially equivalent to a dividend” if the purchase results in a “meaningful reduction” in the holder’s proportionate interest in us, given the holder’s particular facts and circumstances. The Internal Revenue Service (“IRS”) has indicated in a published ruling that even a small reduction in the interest of a stockholder whose relative stock interest in a publicly held corporation is minimal and who exercises no control over corporate affairs should constitute a “meaningful reduction.”

If a United States Holder sells Common Stock to persons other than us, gain or loss recognized on such sales will be capital gain or loss and will be long-term capital gain or loss if the holder held the relevant shares of Common Stock for more than one year at the date of the sale. If such sale occurs at or about the time the holder also exchanges Common Stock in the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate the holder’s proportionate interest in us, then these sales may, for United States federal income tax purposes, be integrated with the holder’s exchange of Common Stock in the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the Section 302 tests with respect to the Common Stock exchanged in the Offer.  Due to the factual nature of these tests, United States Holders should consult their own tax advisors to determine whether the transfer of Common Stock in the Offer qualifies for sale treatment in the relevant holder’s particular circumstances.

Consequences of Participation in the Offer to Non-United States Holders.

The United States federal income tax treatment of our purchase of Common Stock from a Non-United States Holder in the Offer will depend on whether the holder is treated, based on the holder’s particular circumstances, as having sold the tendered shares of Common Stock or as having received a distribution in respect of the holder’s Common Stock. The appropriate treatment of our purchase of Common Stock in the Offer will be determined in the manner described above with respect to United States Holders (see “Consequences of the Offer to United States Holders—Section 302 Tests—Determination of Sale or Distribution Treatment.”).

A Non-United States Holder that satisfies any of the Section 302 tests explained above will be treated for United States federal income tax purposes as having sold the Common Stock purchased by us in the Offer. A Non-United States Holder generally will not be subject to United States federal income tax on gain recognized on a sale of Common Stock unless any of the following applies:

•
the gain is effectively connected with a trade or business of the Non-United States Holder in the United States and, if certain tax treaties apply, is attributable to a permanent establishment in the United States maintained by such holder;

•
in the case of an individual Non-United States Holder who holds Common Stock as a capital asset, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

•
in the case of a Non-United States Holder who owns or has owned, directly or indirectly, during the relevant statutory period more than 5% of our stock, we are or have been a “United States real property holding corporation” (a “USRPHC”) and certain other requirements are met.

Generally, a corporation is a USRPHC if the fair market value of its United States real property interests, as defined in the Code and applicable United States Treasury Regulations, equals or exceeds 50% of the aggregate fair market value of the corporation’s worldwide real property interests and its other assets used or held for use in a trade or business.  We do not believe that we are or have been a USRPHC within the last 5 years, nor do we expect to become a USRPHC.

If a Non-United States Holder does not satisfy any of the Section 302 tests, the full amount received by the holder with respect to our purchase of Common Stock in the Offer will be treated as a distribution to the holder with respect to its Common Stock.  Because the rules relating to Non-United States Holders are complex and dependent upon the specific factual circumstances particular to each holder, Non-United States Holders should consult their own tax advisors as to the relevant United States federal income tax consequences of the Offer to them.

Withholding.

For a discussion of certain withholding tax consequences of the Offer to tendering holders of Common Stock, see “The Offer – 2. Procedures for Tendering Shares”.

Information Reporting.

Payments made to tendering holders of Common Stock in the Offer may be reported to the IRS.

Tax Consequences to the Company.

Under the Code, an “ownership change” with respect to a corporation can significantly limit the amount of pre-ownership change net operating losses (“NOLs”) and certain other tax assets that the corporation may utilize after the ownership change. For this purpose, an ownership change generally occurs when there is a cumulative change of greater than 50% in a corporation’s stock ownership within a three year period. The Offer may trigger an ownership change with respect to the Company, which would limit our ability to use any NOLs and certain other tax assets, if any, attributable to periods preceding the consummation of the Offer to offset future taxable income, and possibly reduce the amount of cash available to satisfy our obligations.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, AND FOREIGN TAX LAWS.

THE OFFER

1.	Number of Shares; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 4,000,000 shares of our Common Stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with “The Offer – 3. Withdrawal Rights” before the Expiration Date at a price of $2.00 net to the seller in cash, less any applicable withholding taxes and without interest (such purchase price, the “Purchase Price”).

The term “Expiration Date” means 12:00 midnight, New York City time, on Friday, September 4, 2009, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire. See “The Offer – 11. Extension of the Offer; Termination; Amendment” for a description of our right to extend, delay, terminate or amend the Offer.

We will purchase all shares in the Offer at the Purchase Price. We will only purchase shares properly tendered and not properly withdrawn. However, because of the “odd lot” priority, proration and conditional tender provisions of the Offer, we may not purchase all of the shares tendered in the Offer if more than the number of shares we seek are properly tendered and not properly withdrawn. We will return all shares tendered and not purchased in the Offer, including shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense, promptly following the Expiration Date.

By following the instructions in the Letter of Transmittal, stockholders can specify the order in which the specified portions of their shares will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all shares are purchased due to proration, the Depositary will select the order of shares purchased.

We expressly reserve the right, in our sole discretion, to purchase more than 4,000,000 shares under the Offer, subject to applicable law. In accordance with the rules of the SEC, we may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 161,008 shares as of August 7, 2009) without amending or extending the Offer. However, if we purchase an additional number of shares in excess of 2% of the outstanding shares, we will amend and extend the offer in compliance with applicable law. See “The Offer – 11. Extension of the Offer; Termination; Amendment”.

In the event of an over-subscription of the Offer as described below, shares tendered prior to the Expiration Date and not withdrawn will be subject to proration, except for “odd lots.” The proration period and withdrawal rights also expire on the Expiration Date.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to other conditions. See “The Offer – 6. Conditions of the Offer”.

Priority of Purchases. On the terms and subject to the conditions of the Offer, if more than 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law), have been properly tendered and not properly withdrawn before the expiration, we will purchase properly tendered shares on the basis set forth below:

•	first, we will purchase all shares properly tendered and not properly withdrawn by any “odd lot holder,” as described below, who:

•	tenders all shares owned beneficially or of record by such “odd lot holder” (tenders of less than all of the shares owned by such “odd lot holder” will not qualify for this preference); and

•	completes the box entitled “Odd Lots” in the related Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery;

•
second, after the purchase of all of the shares properly tendered by “odd lot holders,” subject to the conditional tender provisions described in “The Offer – 5. Conditional Tender of Shares”, we will purchase all other shares properly tendered and not withdrawn on a pro rata basis with appropriate adjustment to avoid purchases of fractional shares; and

•
third, only if necessary to permit us to purchase the total number of shares to be purchased in this Offer, we will purchase shares conditionally tendered (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that fewer than all shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of shares, none of those shares will be purchased even though those shares were properly tendered and not withdrawn.

As we noted above, we may elect to purchase more than 4,000,000 shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

Odd Lots. For purposes of the Offer, the term “odd lots” means all shares held by a stockholder who owns beneficially or of record an aggregate of fewer than 100 shares which we refer to as an “odd lot holder,” and so certifies in the appropriate place on the related Letter of Transmittal, and if applicable, in the Notice of Guaranteed Delivery. To qualify for this preference, an “odd lot holder” must tender all shares owned beneficially or of record by the “odd lot holder” in accordance with the procedures described in “The Offer – 2. Procedures for Tendering Shares”. As set forth above, “odd lots” will be accepted for payment before proration, if any, of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. By accepting the Offer, an “odd lot holder” who holds shares in his or her name and tenders his or her shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable “odd lot” discounts in a sale of the holder’s shares. Any “odd lot holder” wishing to tender all of such “odd lot holder’s” shares pursuant to the Offer should complete the box entitled “Odd Lots” in the Letter of Transmittal, and if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering shares, other than “odd lot holders,” will be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than “odd lot holders,” subject to conditional tenders. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in “Special Factors – 8. Certain United States Federal Income Tax Consequences of the Offer”, the number of shares that we will purchase from a stockholder pursuant to the Offer may affect the United States federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares. The Letter of Transmittal affords each stockholder who tenders shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on the acceptance of a minimum number of shares for purchase.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.	Procedures for Tendering Shares.

Proper Tender of Shares. For shares to be tendered pursuant to the Offer, the certificates for such shares (or confirmation of receipt of such shares pursuant to the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 12:00 midnight, New York City time, on Friday, September 4, 2009 by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase.

In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedures described below.

“Odd lot holders” who tender all of their shares must complete the section entitled “Odd Lots” in the Letter of Transmittal to qualify for the preferential treatment available to “odd lot holders” as set forth in “The Offer – 1. Number of Shares; Proration”.

Stockholders holding their shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their shares. Stockholders who hold shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender shares through the nominees and not directly to the Depositary.

Stockholders may tender shares subject to the condition that all, or a specified minimum number of shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See “The Offer – 5. Conditional Tender of Shares” and “Special Factors – 8. Certain United States Federal Income Tax Consequences of the Offer”.

Signature Guarantees and Method of Delivery.  No signature guarantee is required if:

•
the Letter of Transmittal is signed by the registered holder of the shares (which term, for purposes of this “The Offer – 2. Procedures for Tendering Shares”, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal; or

•
shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “Eligible Guarantor Institution,” as the term is defined in Exchange Act Rule 17Ad-15, each of the foregoing constituting an “Eligible Institution.” See Instruction 1 of the Letter of Transmittal.

If a certificate for shares is registered in the name of a person other than the person executing the Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

Payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	one of (a) certificates for the shares or (b) a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;

•
one of (a) a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below) in the case of a book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for shares, the Letter of Transmittal and any other required documents, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary at one of its addresses appearing on the back cover page of this Offer to Purchase and not to us, the Information Agent or the Book-Entry Transfer Facility. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

Book-Entry Delivery. The Depositary will establish an account with respect to the shares for purposes of the Offer at the Book-Entry Transfer Facility within two Business Days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

Guaranteed Delivery. If you wish to tender shares in the Offer and your certificates for shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:

•	your tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and

•
the Depositary receives at one of its addresses listed on the back cover of this Offer to Purchase and within the period of three trading days after the date of execution of that Notice of Guaranteed Delivery, either: (i) the certificates representing the shares being tendered, in the proper form for transfer, together with all other required documents and a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required; or (ii) confirmation of book-entry transfer of the shares into the Depositary’s account at the book-entry transfer facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to and received by the Depositary by hand, overnight courier, facsimile transmission or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Return of Unpurchased Shares. If any tendered shares are not purchased under the Offer or are properly withdrawn before the Expiration Date, or if less than all shares evidenced by a stockholder’s certificates are tendered, we will return the unpurchased shares promptly after the expiration or termination of the Offer. At the discretion of the Company these shares will be held in a Direct Registration Statement (“DRS”) account maintained by Continental Stock Transfer & Trust Company. An account statement will be mailed to each stockholder. In the case of shares tendered by book-entry transfer at the Book-Entry Transfer Facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, in each case without expense to the stockholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the Purchase Price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. Neither we nor the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.

Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. It is a violation of Exchange Act Rule 14e-4 for a person, directly or indirectly, to tender common stock for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions of such period), the person so tendering (1) has a “net long position” equal to or greater than the amount of common stock tendered in (a) common stock or (b) other securities convertible into or exchangeable or exercisable for common stock and, upon acceptance of the tender, will acquire the common stock by conversion, exchange or exercise and (2) will deliver or cause to be delivered the common stock in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.

A tender of our Common Stock in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (1) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Common Stock, or equivalent securities at least equal to the Common Stock, being tendered, and (2) the tender of Common Stock complies with Rule 14e-4. Our acceptance for payment of Common Stock tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer.

Lost or Destroyed Certificates. Stockholders whose certificates for part or all of their shares have been lost, destroyed or stolen may contact the Depositary at (212) 509−4000 ext. 531 for instructions to obtain a replacement certificate. That certificate will then be required to be submitted together with the Letter of Transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Stockholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation. Certificates for shares, together with a properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us or the Information Agent. Any certificates delivered to us or the Information Agent will not be forwarded to the Depositary and will not be deemed to be properly tendered.

Backup Withholding. Under the United States federal income tax laws, payments to a tendering stockholder may be subject to “backup withholding” at the applicable statutory rate (currently 28%), unless a tendering stockholder:

•	provides a correct taxpayer identification number (which, for an individual stockholder, is the stockholder’s social security number) and any other required information; or

•	is an exempt recipient and, when required, demonstrates this fact and otherwise complies with applicable requirements of the backup withholding rules.

A stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. To prevent backup withholding on cash payable under the Offer, each stockholder should provide the Depositary with his or her correct taxpayer identification number and certify that he or she is not subject to backup withholding by completing the Substitute IRS Form W-9 included in the Letter of Transmittal. Non-United States Holders (as defined in “Special Factors – 8. Certain United States Federal Income Tax Consequences of the Offer”) should complete and sign the appropriate IRS Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See “Special Factors – 8. Certain United States Federal Income Tax Consequences of the Offer” and Instruction 10 to the Letter of Transmittal.

Backup withholding is not an additional tax. Taxpayers may claim a refund of such amounts if they timely provide the required information to the IRS.

United States Federal Withholding Tax on Payments to Non-United States Holders. Non-United States Holders may be subject to a 30% United States federal withholding tax on payments received pursuant to the Offer. As described in “Special Factors – 8. Certain United States Federal Income Tax Consequences of the Offer”, for United States federal income tax purposes, a transfer of shares pursuant to the Offer may qualify for sale or exchange treatment or may constitute a taxable dividend, depending on a particular holder’s facts and circumstances. The Depositary will treat payments made to Non-United States Holders pursuant to the Offer as taxable dividends. Accordingly, in compliance with United States federal income tax laws, the Depositary will withhold 30% of the gross proceeds payable to a Non-United States Holder unless the holder provides the Depositary with (i) a properly executed IRS Form W-8BEN (or other applicable Form W-8) certifying that the holder is entitled to an exemption from, or a reduced rate of, withholding under an applicable income tax treaty or (ii) a properly executed IRS Form W-8ECI certifying that the holder is exempt from withholding because the payment is effectively connected with the holder’s conduct of a trade or business in the United States. A Non-United States Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the holder’s sale of Common Stock in the Offer satisfies the requirements for sale or exchange treatment described in “Special Factors – 8. Certain United States Federal Income Tax Consequences of the Offer” or the holder is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-United States Holders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax exemption or reduction, and the potential for obtaining a refund of any withheld tax.

3.	Withdrawal Rights.

Except as otherwise provided in herein, tenders of shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless we have accepted tendered shares for payment under the Offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on Monday, October 5, 2009.

For a withdrawal to be effective, a notice of withdrawal must be in written form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder; the number of shares to be withdrawn; and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for shares to be withdrawn and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of shares tendered for the account of an Eligible Institution). If shares have been tendered pursuant to the procedure for book-entry transfer described in “The Offer – 2. Procedures for Tendering Shares”, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures.

We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties. Neither we nor the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn shares may be re-tendered before the Expiration Date by again following one of the procedures described in “The Offer – 2. Procedures for Tendering Shares”.

If we extend the Offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

4.	Purchase of Shares and Payment of Purchase Price.

On the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment and pay for (and thereby purchase) up to 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) properly tendered and not properly withdrawn. We may purchase an additional amount of shares not to exceed 2% of the outstanding shares (approximately 161,008 shares as of August 7, 2009) without amending or extending the Offer.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

On the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the per share Purchase Price for all of the shares accepted for payment in accordance with the Offer. In all cases, payment for shares tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:

•	certificates for shares or a timely confirmation of a book-entry transfer of shares into the Depositary’s account at the Book-Entry Transfer Facility;

•	a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) or an Agent’s Message in the case of book-entry transfer; and

•	any other documents required by the Letter of Transmittal.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders. In the event of proration, the Depositary will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Date. Certificates for all shares tendered and not purchased, including all shares not purchased due to proration or conditional tenders, will be returned, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.

Under no circumstances will interest be paid on the Purchase Price for the shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase shares pursuant to the Offer. See “The Offer – 6. Conditions of the Offer”.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 6 of the Letter of Transmittal.

5.	Conditional Tender of Shares.

Subject to the exception for “odd lot holders,” in the event of an over-subscription of the Offer, shares properly tendered prior to the Expiration Date and not properly withdrawn will be subject to proration. See “The Offer – 1. Number of Shares; Proration”. As discussed in “Special Factors – 8. Certain United States Federal Income Tax Consequences of the Offer”, the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender shares subject to the condition that a specified minimum number of the stockholder’s shares tendered pursuant to a Letter of Transmittal must be purchased if any shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. We urge each stockholder to consult with his or her own financial or tax advisors with respect to the advisability of making a conditional tender.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if more than 4,000,000 shares (or such greater number of shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned promptly after the Expiration Date at our expense.

After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of shares to be purchased to fall below the total number of shares to be purchased (or such greater number of shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase the total number of shares to be purchased shares (or such greater number of shares as we may elect to purchase, subject to applicable law). In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of shares to be purchased.

6.	Conditions of the Offer.

The Offer is not conditioned on any minimum number of shares being tendered. Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for, shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer, on or after the commencement of the Offer and prior to the time of payment for shares (whether or not any shares have been accepted for payment) any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the shares in the Offer:

•
any judgment, order or injunction shall have been entered, enforced or deemed applicable by any court, authority, agency or tribunal, which makes illegal, or directly or indirectly restrains, prohibits or otherwise affects the making of the tender offer or the acquisition of shares under the tender offer;

•
there has occurred a general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter markets in the United States or a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

•
legislation amending the Code has been passed by either the United States House of Representatives or the Senate or becomes pending before the United States House of Representatives or the Senate or any committee thereof, the effect of which would be to change the United States federal income tax consequences of the consummation of the Offer in any manner that would adversely affect us or any of our affiliates.

The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date of the Offer. Any determination by us concerning the events described above will be final and binding on all parties. All conditions will be satisfied or waived on or prior to the expiration of the Offer. See “The Offer – 11. Extension of the Offer; Termination; Amendment”.

7.	Price Range of Shares; Dividends.

Our Common Stock is listed and traded on the NYSE Amex under the trading symbol “WOC.” The following table sets forth, for the fiscal quarters indicated, the high and low intra-day sales share prices of our Common Stock on the NYSE Amex.
	HIGH	LOW
2009
First Quarter	$1.69	$.90
Second Quarter	$1.85	$1.19
Third Quarter (through August 7, 2009)	$1.65	$1.50
2008
First Quarter	$3.71	$2.50
Second Quarter	$3.84	$2.53
Third Quarter	$3.80	$2.88
Fourth Quarter	$3.24	$.84
2007
First Quarter	$5.10	$4.50
Second Quarter	$5.95	$4.90
Third Quarter	$5.99	$3.97
Fourth Quarter	$4.35	$3.07

On May 4, 2006, our Board of Directors declared a special cash dividend of $3.00 per common share that was paid on June 29, 2006 to stockholders of record on May 25, 2006. In accordance with the American Stock Exchange (now the NYSE Amex) rules, the ex-dividend date was June 30, 2006. The aggregate dividend amounted to $23,697,000. We currently do not have a plan to pay any additional dividends.

On August 7, 2009, the last full trading day before the announcement and commencement of the Offer, the last reported sale price of our Common Stock on the NYSE Amex was $1.63 per share. On April 2, 2009, the last full trading day prior to the announcement of the settlement agreement with the Full Value Group, the last reported sale price of our Common Stock on the NYSE Amex was $1.30 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

8.	Source and Amount of Funds.

Assuming we purchase 4,000,000 shares in the Offer at the Purchase Price of $2.00 per share, $8.0 million will be required to purchase such shares. We expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $500,000. We intend to use cash on hand to purchase shares in the Offer and to pay all related fees and expenses.

9.	Certain Information Concerning Us.

We are subject to the informational filing requirements of the Exchange Act which obligates us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information relating to the Offer.

These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We hereby incorporate by reference each of the following documents:

SEC FILINGS	PERIOD OR DATE FILED

Annual Report of Form 10-K	Year ended December 31, 2008, as amended by Amendment No. 1 on Form 10-K/A filed on April 30, 2009.

Quarterly Reports on Form 10-Q	Quarters ended June 30, 2009 and March 31, 2009.

Current Reports on Form 8-K	Filed on January 12, 2009, January 23, 2009, January 26, 2009, February 20, 2009, April 3, 2009, April 21, 2009, April 27, 2009, July 14, 2009 and August 7, 2009.

You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, and may be requested by writing to us at Wilshire Enterprises, Inc., Tender Offer Division, 1 Gateway Center, Newark, NJ, 07102, Attn: Francis J. Elenio, Secretary, or by contacting us by phone at (201) 420-2796. Please be sure to include your complete name and address in your request. If you request any documents incorporated by reference, we will promptly mail them to you by first class mail, or another equally prompt means.

Financial Statements. Our historical financial statements for the fiscal years ended December 31, 2007 and 2008 are incorporated herein by reference to Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended by Amendment No. 1 on Form 10-K/A filed on April 30, 2009. Our unaudited financial statements for the quarter ended June 30, 2009 are incorporated herein by reference to Part 1, Item 1 of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

The following summary unaudited pro forma condensed consolidated financial information for the six months ended June 30, 2009 and the year ended December 31, 2008 has been adjusted for certain costs and expenses to be incurred as a result of the purchase of 4,000,000 shares pursuant to this Offer.  The income statement and the balance sheet give effect to the purchase of shares as of the beginning of each period presented.  Effect has been given to costs to be incurred in connection with the Offer, which are estimated to be $8.5 million.

The summary unaudited pro forma condensed consolidated financial information should be read in conjunction with our audited consolidated financial statements and the related notes filed as part of our Annual Report on Form 10-K for the year ended December 31, 2008 and our unaudited consolidated financial statements and the related notes filed as part of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, each of which is incorporated herein by reference. The summary unaudited pro forma condensed consolidated financial information is not necessarily indicative of either our financial position or the results of operations that actually would have been attained had the Offer been completed at the dates indicated, or that may be achieved in the future. The summary unaudited pro forma condensed consolidated financial information has been included herein for informational and comparative purposes only. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Forward-Looking Statements.”

Our book value per share of our Common Stock will decrease from $1.33 as of June 30, 2009 to approximately $0.58 per share of Common Stock on a pro forma basis (after giving effect to payment of costs in the amount of approximately $8.5 million).

WILSHIRE ENTERPRISES, INC.
CONSOLIDATED PRO FORMA STATEMENT OF INCOME
For the year ended December 31, 2008

		Pro Forma Adjustments				Pro Forma Adjusted
	2008	Debit		Credit		2008

Revenues	$9,203,000					$9,203,000

Costs and Expenses
Operating expenses	5,892,000					5,892,000
Depreciation expense	1,188,000					1,188,000
General and administrative	3,816,000	500,000	(a)			4,316,000
Total costs and expenses	10,896,000					11,396,000

Loss from Operations	(1,693,000)					(2,193,000)

Other Income
Dividend and interest income	415,000	255,000	(b)			160,000
Loss on sale of marketable securities	(188,000)					(188,000)
Other income	-

Interest Expense	(1,776,000)					(1,776,000)

Loss before provision for income taxes	(3,242,000)					(3,997,000)

Income Tax Benefit	(1,343,000)			300,000	(c)	(1,643,000)

Loss from Continuing Operations	(1,899,000)					(2,354,000)

Discontinued Operations – Real Estate, Net of Taxes
Loss from operations	(592,000)					(592,000)
Gain from sales	806,000					806,000

Discontinued Opereations – Oil & Gas, Net of Taxes
Income from operations	324,000					324,000

Net loss	(1,361,000)	755,000		300,000		(1,816,000)

Basic earnings (loss) per share:
Loss from continuing operations	$(0.24)					(0.60)
Income (loss) from discontinued operations -
Real estate – loss from operations	(0.07)					(0.15)
Real estate – gain on sales	0.10					0.21
Oil and gas – income from operations	0.04					0.08
Net loss applicable to common stockholders	$(0.17)					$(0.46)

Diluted earnings (loss) per share:
Loss from continuing operations	$(0.24)					(0.60)
Income (loss) from discontinued operations -
Real estate – loss from operations	(0.07)					(0.15)
Real estate – gain on sales	0.10					0.21
Oil and gas – income from operations	0.04					0.08
Net loss applicable to common stockholders	$(0.17)					$(0.46)

Basic average shares outstanding	7,924,299	–		4,000,000	(d)	3,924,299

Diluted average shares outstanding	7,924,299	–		4,000,000		3,924,299

(a)	Assumed costs associated with the tender offer.

(b)	Assumed interest and dividend income reduction as a result of the tender offer.

(c)	Increase in income tax benefit as a result of the increased loss from costs associated with tender and reduced interest and dividend income.

(d)	Reduction in average shares as a result of the tender offer.

WILSHIRE ENTERPRISES, INC.
CONSOLIDATED PRO FORMA BALANCE SHEET

	December 31,	Pro Forma Adjustments				Pro Forma Adjusted December 31,
	2008	Debit		Credit		2008
ASSETS
Current assets
Cash and cash equivalent	$13,023,000			8,755,000	(1),(2)	$4,268,000
Restricted cash	195,000					195,000
Marketable debt securities, available for sale, at fair value	2,000,000					2,000,000
Marketable equity securities, available for sale, at fair value	–					–
Accounts receivable, net	173,000					173,000
Prepaid income taxes and income taxes receivable	773,000	300,000	(3)			1,073,000
Deferred income taxes	–					–
Prepaid expenses and other current assets	1,329,000					1,329,000
Total current assets	17,493,000					9,038,000
Property and equipment
Real estate properties	38,876,000					38,876,000
Real estate properties – Held for sale	4,638,000					4,638,000
	43,514,000					43,514,000
Less:
Accumulated depreciation and amortization	17,293,000					17,293,000
Accumulated depreciation, depletion and amortization – Property held for sale	371,000					371,000
	25,850,000					25,850,000
Total assets	$43,343,000	300,000		8,755,000		$34,888,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,378,000					4,378,000
Accounts payable	1,342,000					1,342,000
Income taxes payable	77,000					77,000
Deferred income taxes	–					–
Accrued liabilities	1,066,000					1,066,000
Deferred income	87,000					87,000
Current liabilities associated with discontinued operations	264,000					264,000
Total current liabilities	7,214,000					7,214,000
Noncurrent liabilities:
Long-term debt, less current portion	23,467,000					23,467,000
Deferred income taxes	597,000					597,000
Deferred income	89,000					89,000
Noncurrent liabilities associated with discontinued operations	–					–
Total liabilities	31,367,000					31,367,000
Commitments and Contingencies
Stockholders’ equity
Non-controlling interest of joint venture partner	–					–
Preferred stock, $1 par value, 1,000,000 shares authorized, none issued and outstanding in 2008 and 2007	–					–
Common stock, $1 par value, 15,000,000 shares authorized, issued 10,013,544 shares in 2008 and 2007	10,014,000					10,014,000
Capital in excess of par value	9,309,000					9,309,000
Treasury stock, 2,087.296 and 2,087.296 shares at December 31, 2008 and December 31, 2007, respectively, at cost	(9,867,000)	8,000,000	(1)			(17,867,000)
Retained earnings	2,520,000	755,000	(1),(2)	300,000	(3)	2,065,000
Total stockholders’ equity	11,976,000					3,521,000
Total liabilities and stockholders’ equity	$43,343,000	8,755,000		300,000		$34,888,000

(1)
Pro forma adjustment related to 4,000,000 share tender offer at $2.00 per share.  Assumed all tendered shares would be placed in Treasury Stock. Costs associated with tender offer assumed to be approximately $500,000 which are expensed.

(2)	Assumed interest and dividend income will be reduced by $255,000 related to the tender offer which is assumed to have occurred on January 1, 2008.

(3)	Increase in income tax benefit as a result of the increased loss from costs associated with tender offer and reduced interest and dividend income.

WILSHIRE ENTERPRISES, INC.
CONSOLIDATED PRO FORMA STATEMENT OF INCOME
For the Six Months Ended June 30, 2009

		Pro Forma Adjustments				Pro Forma Adjusted
	2009	Debit		Credit		2009

Revenues	$4,540,000					$4,540,000

Costs and Expenses
Operating expenses	2,783,000					2,783,000
Depreciation and amortization expense	586,000	500,000	(a)			1,086,000
General and administrative	2,165,000					2,165,000
Total costs and expenses	5,534,000					6,034,000

Loss from Operations	(994,000)					(1,494,000)

Other Income
Dividend and interest income	25,000	16,000	(b)			9,000
Other income	2,000					2,000

Interest Expense	(866,000)					(866,000)
Loss before provision for income taxes	(1,833,000)					(2,349,000)

Income Tax Benefit	(679,000)			205,000	(c)	(884,000)

Loss from Continuing Operations	(1,154,000)					(1,465,000)

Discontinued Operations – Real Estate, Net of Taxes
Loss from operations	(253,000)					(253,000)

Discontinued Opereations – Oil & Gas, Net of Taxes
Income from operations	13,000					13,000

Net loss	(1,394,000)	516,000		205,000		(1,705,000)

Basic net loss per share:
Loss from continuing operations	(0.14)					(0.36)
Income (loss) from discontinued operations -
Real estate – loss from operations	(0.03)					(0.06)
Oil and gas – income from operations	0.00					0.00
Net loss applicable to common stockholders	$(0.17)					$(0.42)

Diluted net loss per share:
Loss from continuing operations	$(0.14)					(0.36)
Income (loss) from discontinued operations -
Real estate – loss from operations	(0.03)					(0.06)
Oil and gas – income from operations	0.00					0.00
Net loss applicable to common stockholders	$(0.17)					$(0.42)

Basic average shares outstanding	8,048,310	–		4,000,000	(d)	4,048,310

Diluted average shares outstanding	8,048,310	–		4,000,000		4,048,310

(a)	Assumed costs associated with the tender offer.

(b)	Assumed interest and dividend income reduction as a result of the tender offer.

(c)	Increase in income tax benefit as a result of the increased loss from costs associated with tender and reduced interest and dividend income.

(d)	Reduction in average shares as a result of the tender offer.

WILSHIRE ENTERPRISES, INC.
CONDENSED PRO FORMA CONSOLIDATED BALANCE SHEET

		Pro Forma Adjustments				Pro forma Adjusted
	June 30, 2009	Debt		Credit		June 30, 2009
ASSETS
Current assets
Cash and cash equivalents	$13,042,000			8,516,000	(1)(2)	$4,526,000
Restricted cash	197,000					197,000
Accounts receivable net	232,000					232,000
Income taxes receivable	1,594,000	205,000	(3)			1,799,000
Prepaid expenses and other current assets	1,384,000					1,384,000
Total current assets	16,449,000					8,138,000
Noncurrent assets
Other Noncurrent assets	264,000					264,000
Property and equipment
Real estate properties	38,926,000					38,926,000
Real estate properties – Held for sale	4,689,000					4,689,000
	43,615,000					43,615,000
Less
Accumulated depreciation and amortization	17,878,000					17,878,000
Accumulated depreciation and amortization – Property held for sale	371,000					371,000
	25,366,000					25,366,000
Total Assets	$42,079,000	205,000		8,516,000		$33,768,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$556,000					$556,000
Accounts payable	1,179,000					1,179,000
Income taxes payable	82,000					82,000
Accrued liabilities	816,000					816,000
Deferred income	132,000					132,000
Current liabilities associated with discontinued operations	256,000					256,000
Total current liabilities	3,021,000					3,021,000
Noncurrent liabilities
Long-term debt, less current portion	27,728,000					27,728,000
Deferred income taxes	581,000					581,000
Deferred income	80,000					80,000
Total liabilities	31,410,000					31,410,000
Commitments and Contingencies
Stockholders’ equity	–					–
Preferred stock, $1 par value, 1,000,000 shares authorized; none issued and outstanding at June 30, 2009 and December 31, 2008	–					–
Common stock, $1 par value, 15,000,000 shares authorized; issued 10,013,544 shares at June 30, 2009 and December 31, 2008	10,014,000					10,014,000
Capital in excess of par value	9,272,000					9,272,000
Treasury stock, 1,963,130 shares at June 30, 2009 and 2,087,296 shares at December 31, 2008, at cost	(9,743,000)	8,000,000	(1)			(17,743,000)
Retained earnings	1,126,000	516,000	(1),(2)	205,000	(3)	815,000
Total stockholders’ equity	10,669,000					2,358,000
Total liabilities and stockholders’ equity	$42,079,000	8,516,000		205,000		$33,768,000

(1)
Pro forma adjustment related to 4,000,000 share tender offer at $2.00 per share.  Assumed all tendered shares would be placed in Treasury Stock Costs associated with tender offer assumed to be approximately $500,000 which are expensed.

(2)	Assumed interest and dividend income will be reduced by $16,000 related to the tender offer which is assumed to have occurred on January 1, 2009.

(3)	Increase in income tax benefit as a result of the increased loss from costs associated with tender offer and reduced interest and dividend income.

10.	Certain Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase shares if any of the conditions in “The Offer – 6. Conditions of the Offer” have not been satisfied or waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

11.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares of our Common Stock by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all shares of our Common Stock previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s shares of our Common Stock.

We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any shares of our Common Stock not previously accepted for payment or paid for, subject to applicable law, to postpone payment for shares of our Common Stock or terminate the Offer upon the occurrence of any of the conditions specified in “The Offer – 6. Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for shares of our Common Stock that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the shares of our Common Stock tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in “The Offer – 6. Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of shares of our Common Stock or by decreasing or increasing the number of shares of our Common Stock being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next Business Day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through PR Newswire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rule 13e-4(f)(1)(ii). This rule and related releases and interpretations of the SEC provide that the minimum period during which a Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

•
we increase or decrease the price to be paid for shares or increase or decrease the number of shares of our Common Stock being sought in the Offer and, in the event of an increase in the number of shares of our Common Stock being sought, the increase exceeds 2% of the outstanding shares of our Common Stock, and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth Business Day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this “The Offer – 11. Extension of the Offer; Termination; Amendment”,

then in each case the Offer will be extended until the expiration of a period of at least ten Business Days.

If we purchase an additional amount of shares of our Common Stock that does not exceed 2% of the outstanding shares of our Common Stock (approximately 161,008 shares as of August 7, 2009), this will not be deemed a material change to the terms of the Offer and we will not be required to amend or extend the Offer. See “The Offer – 1. Number of Shares; Proration”.

12.	Fees and Expenses.

We have retained InvestorCom, Inc. to act as Information Agent and Continental Stock Transfer & Trust Company to act as Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. In addition, we have agreed to pay TM Capital a fee of $75,000 for acting as our financial advisor in connection with the Offer.

We will pay all expenses related to the printing and mailing of this Offer to Purchase and related materials, attorneys’ fees and expenses and other miscellaneous fees and expenses incurred in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other persons (other than fees to the Depositary and the Information Agent as described above) for soliciting tenders of shares pursuant to the Offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs may apply if stockholders tender shares through the brokers or banks and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in Instruction 6 in the Letter of Transmittal.

13.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction. Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in “The Offer – 9. Certain Information Concerning Us” with respect to information concerning our company.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of the Board of Directors or the Information Agent.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR SHARES IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY WILSHIRE ENTERPRISES, THE DEPOSITARY OR THE INFORMATION AGENT.

WILSHIRE ENTERPRISES, INC.

August 10, 2009

ANNEX I

August 7, 2009

Board of Directors
Wilshire Enterprises, Inc.
1 Gateway Center
Suite 1030
Newark, NJ  07102

Members of the Board of Directors:

We understand that on April 3, 2009 Wilshire Enterprises, Inc. (the “Company”) entered into an agreement (the “Agreement”) with certain holders (the “Investor Group”) of the Company’s common stock pursuant to which the Company agreed that it would commence a self-tender offer (the “Offer”) for at least 4,000,000 shares of its common stock at a price of $2.00 in cash per share.  We also understand that (i) pursuant to the Agreement, the Investor Group has agreed to tender into the Offer all of the shares of the Company’s common stock it owns, and (ii) the Company’s executive officers and all members of the Board of Directors of the Company have indicated that they do not intend to tender into the Offer any of the shares of the Company’s common stock which they own.

You have asked our opinion as to whether the consideration to be received by holders who sell their shares of the Company’s common stock pursuant to the Offer is fair to such holders from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

(1)	Reviewed the Company’s Annual Reports on Form 10-K and related financial information for the years ended December 31, 2004 through December 31, 2008;

(2)
Reviewed the Company’s Quarterly Report on Form 10-Q and the related unaudited financial information for the period ended March 31, 2009, together with the Company’s draft Form 10-Q and the related preliminary unaudited financial information for the period ended June 30, 2009;

(3)	Reviewed the Proxy Statement on Schedule 14A for the Company’s Annual Meeting of Stockholders held on April 20, 2009;

(4)	Reviewed the current draft of the Offer;

Board of Directors
Wilshire Enterprises, Inc.
August 7, 2009

(5)	Reviewed the Agreement;

(6)
Reviewed certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of the Company, furnished to us by the Company or publicly available;

(7)	Visited the Company and conducted discussions with members of senior management of the Company concerning its business and prospects;

(8)	Visited certain properties owned by the Company;

(9)	Reviewed the historical market prices and trading activity of the Company’s common stock;

(10)	Compared certain financial and market information for the Company with that of selected publicly traded companies which we deemed to be relevant;

(11)	Compared the financial terms of the Offer with those of certain other transactions which we deemed to be relevant;

(12)	Reviewed a property valuation analysis of the Company prepared with the assistance of management; and

(13)
Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have relied upon and assumed, without independent verification, the representations of management of the Company that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company.  Management of the Company has advised us, and we have assumed for purposes of rendering this opinion, that there has been no material change, whether favorable or adverse, either individually or in the aggregate, in the assets, business, properties, liabilities, financial condition, results or prospects of the Company since March 31, 2009.

In preparing our opinion, with your consent, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company, and we have not assumed any responsibility to independently verify such information.  We have also relied upon assurances of the management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading.  We have not made any independent appraisal of the assets or liabilities (contingent or otherwise) of the Company.  The Company has represented that it has only commissioned an independent appraisal of one of its properties over the past two years, and has furnished us that appraisal. We have also assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the consolidated financial statements of the Company or have otherwise been disclosed to us by management.  Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.  We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Board of Directors
Wilshire Enterprises, Inc.
August 7, 2009

This opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to stockholders of the Company concerning whether or not they should tender their shares of common stock pursuant to the Offer.  This opinion does not address the relative merits of the Offer and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Offer or the decision of the Board of Directors of the Company with respect to the Offer.

TM Capital Corp. is currently acting as financial advisor to the Board of Directors in connection with the Offer and has received a fee in connection with the rendering of this opinion which is not contingent upon the conclusion reached in the opinion.

This opinion has been reviewed and approved by the fairness opinion committee of TM Capital Corp.

On the basis of, and subject to the foregoing, we are of the opinion that the consideration to be received by shareholders who sell their shares of the Company’s common stock pursuant to the Offer is fair, from a financial point of view, to such shareholders.

This opinion has been prepared for the information of the Board of Directors in connection with the Offer and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of TM Capital Corp., provided, however, that this letter may be reproduced in full in any filing required to be made with the Securities and Exchange Commission related to the Offer.

Very truly yours,

TM Capital Corp.

Michael S. Goldman
Managing Director

The Letter of Transmittal and certificates for shares, and any other required documents should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of shares, stockholders are directed to contact the Depositary. Stockholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of share certificates will not be accepted.

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

Continental Stock Transfer & Trust Company
Attn: Reorganization Dept.
17 Battery Place, 8th Floor
New York, NY 10004

By Facsimile (for Eligible Institutions only):	Confirm Receipt of Facsimile by Telephone:
(212) 616-7610	(212) 509−4000 ext. 536

Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of the Offer to Purchase, this Letter of Transmittal or related documents may be directed to the Information Agent at its telephone numbers or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

InvestorCom, Inc.
51 Locust Avenue, 3rd Floor
New Canaan, CT 06840
Banks and Brokerage Firms, Please Call: (203) 972-9300
All Others Call Toll-Free: (877) 972-0090